As filed with the Securities and Exchange Commission on October 7, 1997
                                                                Registration No.
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933
                             ----------------------
                         Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                             ----------------------


           Delaware                                      6711                               63-0589368
  (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
  Incorporation or Organization)             Classification Code Number)                    Identification No.)

                             417 North 20th Street
                             Birmingham, AL  35203
                                 (205) 326-7100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------
                            Samuel E. Upchurch, Jr.
                    General Counsel and Corporate Secretary
                             417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7860
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ----------------------
                                   Copies to:

                                                                            STEVEN S. DUNLEVIE
       CHARLES C. PINCKNEY              FRANK M. CONNER III                  FRED J. PINCKNEY
   LANGE, SIMPSON, ROBINSON &              ALSTON & BIRD               WOMBLE, CARLYLE, SANDRIDGE
           SOMERVILLE               601 PENNSYLVANIA AVENUE, N.W.              & RICE, PLLC
417 NORTH 20TH STREET, SUITE 1700    NORTH BUILDING, SUITE 250       1275 PEACHTREE STREET, NE, SUITE 700
       BIRMINGHAM, AL 35203             WASHINGTON, D.C. 20004             ATLANTA, GEORGIA  30309
         (205) 250-5000                   (202) 508-3303                      (404) 888-7407

                              --------------------

    Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                              --------------------
                       CALCULATION OF REGISTRATION FEE

Title of each                                          Proposed maximum       Proposed maximum
class of securities            Amount to be            offering price             aggregate               Amount of to be
registered                      registered                per unit*            offering price*            registration fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock                   667,234                 $19.185945             $12,801,515                 $3,879.25
========================================================================================================================

*Calculated in accordance with Rule 457(f), based on the total stockholders equity at June 30, 1997, of the company being acquired.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

                         REGIONS FINANCIAL CORPORATION

                             CROSS-REFERENCE SHEET

                                                                       CAPTION OR LOCATION IN
                         FORM S-4 ITEM                               PROXY STATEMENT/PROSPECTUS
----------------------------------------------------------   ------------------------------------------

 1. Forepart of registration statement and outside front
    cover page of prospectus..............................   Outside Front Cover of Proxy
                                                             Statement/Prospectus; Facing Page of
                                                             Registration Statement; Cross-Reference Sheet.

 2. Inside front and outside back cover of prospectus.....   Available Information; Documents
                                                             Incorporated by Reference; Table of
                                                             Contents.

 3. Risk factors, ratio of earnings to fixed charges and
    other information.....................................   Summary; Comparative Market Prices and Dividends.

 4. Terms of the transaction..............................   Summary; Description of the Transaction;
                                                             Effect of the Merger on Rights of
                                                             Stockholders; Description of Regions
                                                             Common Stock.

 5. Pro forma financial information.......................   Summary; Pro Forma Financial Information.


 6. Material contacts with the company being acquired.....   Summary; Description of the Transaction.

 7. Additional information required for re-offering by
    persons and parties deemed to be underwriters.........   Not applicable.

 8. Interest of named experts and counsel.................   Opinions.

 9. Disclosure of Commission position on indemnification
    for Securities Act liabilities........................   Not Applicable (See Part II, Item 20).

10. Information with respect to S-3 registrants...........   Documents Incorporated by Reference;
                                                             Summary; Business of Regions.

11. Incorporation of certain information by reference.....   Documents Incorporated by Reference.

12. Information with respect to S-2 or S-3 registrants....   Not Applicable.

13. Incorporation of certain information by reference.....   Not Applicable.

14. Information with respect to registrants other than S-2
    or S-3 registrants....................................   Not Applicable.

15. Information with respect to S-3 companies.............   Business of GFB; Voting Securities and
                                                             Principal Stockholders of GFB

16. Information with respect to S-2 or S-3 companies......   Not Applicable.

17. Information with respect to companies other than S-2
    or S-3 companies......................................   Not Applicable.

18. Information if proxies, consents, or authorizations
    are to be solicited...................................  Documents Incorporated by Reference;  Summary;
                                                            The Special Meeting; Description of the Transaction;
                                                            Description of Regions Common Stock.

19. Information if proxies, consents, or authorizations
    are not to be solicited or in an exchange offer.......   Not Applicable.

Dear GF Bancshares, Inc. Stockholder:

     You are cordially invited to attend the Special Meeting of Stockholders of GF Bancshares, Inc. ("GFB") to be held at GFB's main office, 327 West Taylor Street, Griffin, Georgia, 30223 on _______, 1997, at _______:00 p.m., local time, notice of which is enclosed.

     At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Agreement"), entered into with Regions Financial Corporation ("Regions") pursuant to which GFB will merge (the "Merger") with and into Regions, and Griffin Federal Savings Bank (the "Bank"), a wholly owned subsidiary of GFB, will become a wholly owned subsidiary of Regions and will continue serving its current markets as a federally-chartered stock savings bank until combined with Regions' principal banking subsidiary. Upon consummation of the Merger, each share of GFB common stock issued and outstanding (except for certain shares held by GFB, Regions, or their respective subsidiaries, and shares held by stockholders who perfect their dissenters' rights) will be converted into that fraction of a share of Regions Common Stock obtained by dividing $18.00 by the average of the daily last sale prices of Regions Common Stock on the Nasdaq National Market for the 10 consecutive trading days on which such shares are quoted on the Nasdaq National Market ending on the last trading day immediately preceding the Special Meeting.

     The accompanying Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

        The Merger has been approved by your Board of Directors and is recommended by the Board to you for approval. Six members of the Board of Directors of GFB who held in the aggregate approximately 18.1% of the outstanding common stock of GFB as of the record date have agreed to vote those GFB shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger. Consummation of the Merger is subject to certain conditions, including approval of the Agreement by GFB stockholders and approval of the Merger by various regulatory agencies.

     Stockholders of GFB who perfect their dissenters' rights prior to the proposed Merger and comply with applicable law will be entitled to receive the fair value of their GFB shares in cash, as provided by applicable law.

     It is important to understand that approval of the Agreement requires the affirmative vote of a majority of the common stock of GFB entitled to vote at the Special Meeting, not just a majority of the votes cast. Consequently, a failure to vote will have the same effect as a vote against the Agreement.

     Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with Regions is a significant step for GFB, and your vote on this matter is of great importance. On behalf of the Board of Directors, I urge you to vote for approval of the Merger by marking the enclosed proxy card "FOR" Item One.

                                       Sincerely,



                                       Ron J. Franklin
                                       President and Chief Executive Officer

                               GF BANCSHARES, INC.
                 327 WEST TAYLOR STREET, GRIFFIN, GEORGIA 30223
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            TO BE HELD _______, 1997

     Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of GF Bancshares, Inc. ("GFB"), a savings and loan holding company, will be held at GFB's main office, 327 West Taylor Street, Griffin, Georgia, 30223, on _______, 1997, at _______:00 p.m., local time, for the following purposes:

     1. Merger. To consider and vote on the Agreement and Plan of Merger, dated as of May 29, 1997 (the "Agreement"), by and between GFB and Regions Financial Corporation ("Regions") pursuant to which (i) Regions will acquire all of the issued and outstanding common stock of GFB through the merger of GFB with and into Regions (the "Merger"), (ii) each share of GFB common stock (except for certain shares held by GFB, Regions, or their respective subsidiaries, and shares held by stockholders who perfect their dissenters' rights) will be converted into that fraction of a share of Regions Common Stock determined by dividing $18.00 by the average of the daily last sale prices of Regions Common Stock on the Nasdaq National Market for the 10 consecutive trading days on which such shares are quoted on the Nasdaq National Market ending on the last trading day immediately preceding the Special Meeting, and (iii) each GFB stockholder will receive cash in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement/Prospectus; and

     2. Other Business. To transact such other business as may properly come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.

     Only stockholders of record at the close of business on _______, 1997, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

     Stockholders of GFB have a right to dissent from the Merger and obtain payment of the fair value of their shares in cash by complying with the applicable provisions of the Georgia Business Corporation Code, which are attached to the accompanying Proxy Statement/Prospectus as Appendix C.

     The Board of Directors of GFB recommends that holders of GFB common stock vote to approve the proposals listed above.

     We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of GFB an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting.

                                    By Order of the Board of Directors


                                    Robert H. Crossfield
                                    Corporate Secretary

_______, 1997

        GF BANCSHARES, INC.                  REGIONS FINANCIAL CORPORATION
          PROXY STATEMENT                             PROSPECTUS
FOR SPECIAL MEETING OF STOCKHOLDERS                  COMMON STOCK
     TO BE HELD _______, 1997                      (PAR VALUE $.625)
                                                              _______ SHARES

     This Prospectus of Regions Financial Corporation, a regional bank holding company organized and existing under the laws of the state of Delaware ("Regions"), relates to the shares of its common stock, par value $.625 per share ("Regions Common Stock"), which are issuable to the stockholders of GF Bancshares, Inc., a bank holding company organized and existing under the laws of the state of Georgia ("GFB") upon consummation of the proposed merger (the "Merger") described herein, by which GFB will merge with and into Regions pursuant to the terms of an Agreement and Plan of Merger, dated as of May 29, 1997, by and between Regions and GFB (the "Agreement").

     On the effective date of the Merger (the "Effective Date"), except as otherwise described herein, (i) GFB will merge with and into Regions, (ii) each outstanding share of the $1.00 par value common stock of GFB ("GFB Common Stock") will be converted into that fraction of a share of Regions Common Stock determined by dividing $18.00 by the average of the daily last sale prices of Regions Common Stock on the Nasdaq National Market for the 10 consecutive trading days on which such shares are quoted on the Nasdaq National Market ending on the last trading day immediately preceding the Special Meeting (as defined below) of GFB stockholders, and (iii) each holder of GFB Common Stock will receive cash in lieu of any remaining fractional share interest. A copy of the Agreement is attached to this Proxy Statement/Prospectus as Appendix A.

      As a result of the Merger, the separate existence of GFB will cease, and Griffin Federal Savings Bank, a wholly owned subsidiary of GFB (the "Bank"), will become a wholly owned subsidiary of Regions. The Bank will continue in operation serving its current markets as a federally-chartered stock savings bank until combined with Regions' principal banking subsidiary (the "Bank Merger"), which Regions contemplates will occur in 1998. For a further description of the terms of the Merger, see "Description of the Transaction."

     This Prospectus also constitutes a Proxy Statement of GFB and is being furnished to the stockholders of GFB in connection with the solicitation of proxies by the Board of Directors of GFB for use at its special meeting of stockholders, including any adjournment or postponement thereof (the "Special Meeting"), to be held on _______, 1997, to consider and vote on the proposed Merger and related matters. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of GFB on or about _______, 1997.

   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                    GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                   UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
                              STATEMENT/PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

          The date of this Proxy Statement/Prospectus is _______, 1997.

                              AVAILABLE INFORMATION

     Regions and GFB are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Regions (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Regions and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. Regions Common Stock is traded in the Nasdaq National Market. Reports, proxy statements, and other information concerning Regions may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

     No person is authorized to give any information or to make any representations other than those included in this Proxy Statement/Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Regions or GFB. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to or from any person to or from whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Regions or GFB since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

     All information included or incorporated by reference in this Proxy Statement/Prospectus with respect to Regions was supplied by Regions, and all information included or incorporated by reference herein with respect to GFB was supplied by GFB.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the SEC by Regions pursuant to the Exchange Act are hereby incorporated by reference herein:

          1. Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          2. Regions' Quarterly Reports on Form 10-Q for the three months ended March 31 and June 30, 1997;

          3. Regions' Report on Form 10-C filed June 20, 1997; and

          4. The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the registration statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description.

     Regions' Annual Report on Form 10-K for the year ended December 31, 1996, incorporates by reference specific portions of Regions' Annual Report to Stockholders for that year (the "Regions Annual Report to Stockholders"), but does not incorporate other portions of the Regions Annual Report to -Stockholders. Only those portions of the Regions Annual Report to Stockholders captioned "Financial Summary & Review 1996," "Financial Statements and Notes," and "Historical Financial Summary" are incorporated herein. Other portions of the Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

     The following documents previously filed with the SEC by GFB pursuant to the Exchange Act are hereby incorporated by reference herein:

     1. GFB's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, as amended.

     All documents filed by Regions pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Those documents are available upon request, without charge (except for the exhibits thereto), if filed by Regions, from Ronald C. Jackson, Stockholder Assistance, Regions Financial Corporation, P.O. Box 1448, Montgomery, Alabama 36102 (telephone (334) 832-8493), and if filed by GFB, from Ron J. Franklin, President and Chief Executive Officer, 327 West Taylor Street, Griffin, Georgia, 30223 (telephone
(770) 228-2786). In order to ensure timely delivery of the documents, any request should be made by _______, 1997.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION..............................................................................................   2
DOCUMENTS INCORPORATED BY REFERENCE................................................................................   2
SUMMARY............................................................................................................   6
     The Parties...................................................................................................   6
     Special Meeting of GFB Stockholders...........................................................................   7
     Record Date; Vote Required....................................................................................   7
     The Merger; Exchange Ratio....................................................................................   7
     Dissenting Stockholders.......................................................................................   7
     Reasons for the Merger; Recommendation of GFB's Board
      of Directors.................................................................................................   8
     Opinion of GFB's Financial Advisor............................................................................   8
     Effective Date................................................................................................   8
     Exchange of Stock Certificates................................................................................   8
     Regulatory Approvals and Other Conditions.....................................................................   9
     Waiver, Amendment, and Termination of the Agreement...........................................................   9
     Interests of Certain Persons in the Merger....................................................................   9
     Certain Federal Income Tax Consequences of the Merger.........................................................   9
     Certain Differences in Stockholders' Rights...................................................................  10
     Comparative Market Prices of Common Stock.....................................................................  10
     Comparative Per Share Data....................................................................................  11
     Selected Financial Data.......................................................................................  12
THE SPECIAL MEETING................................................................................................  16
     General.......................................................................................................  16
     Record Date; Vote Required....................................................................................  16
DESCRIPTION OF THE TRANSACTION.....................................................................................  17
     General.......................................................................................................  17
     Treatment of GFB Options......................................................................................  18
     Background of and Reasons for the Merger......................................................................  18
     Opinion of GFB's Financial Advisor............................................................................  19
     Effective Date of the Merger..................................................................................  21
     Distribution of Regions Stock Certificates and
       Payment for Fractional Shares...............................................................................  22
     Conditions to Consummation of the Merger......................................................................  22
     Regulatory Approvals..........................................................................................  23
     Waiver, Amendment, and Termination of the Agreement...........................................................  23
     Conduct of Business Pending the Merger........................................................................  24
     Management Following the Merger...............................................................................  25
     Interests of Certain Persons in the Merger....................................................................  25
     Dissenting Stockholders.......................................................................................  26
     Certain Federal Income Tax Consequences of the Merger.........................................................  28
     Accounting Treatment..........................................................................................  29
     Expenses and Fees.............................................................................................  29
     Resales of the Regions Common Stock...........................................................................  29
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS.....................................................................  29
     Antitakeover Provisions Generally.............................................................................  30
     Authorized Capital Stock......................................................................................  30
     Amendment of Certificate of Incorporation and Bylaws..........................................................  31

     Classified Board of Directors and Absence of Cumulative Voting................................................  32
     Removal of Directors..........................................................................................  32
     Limitations on Director Liability.............................................................................  32
     Indemnification...............................................................................................  33
     Special Meetings of Stockholders..............................................................................  33
     Actions by Stockholders Without a Meeting.....................................................................  33
     Stockholder Nominations and Proposals.........................................................................  34
     Mergers, Consolidations, and Sales of Assets Generally........................................................  34
     Business Combinations with Certain Persons....................................................................  35
     Dissenters' Rights............................................................................................  35
     Stockholders' Rights to Examine Books and Records.............................................................  36
     Dividends.....................................................................................................  36
COMPARATIVE MARKET PRICES AND DIVIDENDS............................................................................  36
BUSINESS OF GFB     ...............................................................................................  38
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF GFB................................................................  38
BUSINESS OF REGIONS................................................................................................  39
     General.......................................................................................................  39
     Recent Developments...........................................................................................  39
CERTAIN REGULATORY CONSIDERATIONS..................................................................................  42
     General.......................................................................................................  42
     Payment of Dividends..........................................................................................  42
     Transaction with Affiliates...................................................................................  43
     Capital Adequacy..............................................................................................  44
     Support of Subsidiary Institutions............................................................................  45
     Prompt Corrective Action......................................................................................  45
     FDIC Insurance Assessments....................................................................................  46
DESCRIPTION OF REGIONS COMMON STOCK................................................................................  47
STOCKHOLDER PROPOSALS..............................................................................................  48
EXPERTS............................................................................................................  48
OPINIONS...........................................................................................................  48
APPENDIX A--Agreement and Plan of Merger........................................................................... A-1
APPENDIX B--Opinion of The Robinson-Humphrey Company, Inc. ........................................................ B-1
APPENDIX C--Copy of Article 13 of the Georgia Business Corporation Code............................................ C-1

                                     SUMMARY

     The following is a summary of certain information relating to the Special Meeting, the proposed Merger, and the offering of shares of Regions Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "Regions" and "GFB" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

      GFB. GFB is a savings and loan holding company organized and existing under the laws of the state of Georgia, headquartered in Griffin, Georgia. GFB operates principally through the Bank, which is a wholly owned subsidiary of GFB and a federally-chartered stock savings bank and which provides a range of retail banking services through its main office in Griffin, Georgia. At June 30, 1997, GFB had total consolidated assets of approximately $98.4 million, total consolidated deposits of approximately $79.4 million, and total consolidated stockholders' equity of approximately $12.8 million. GFB's principal executive office is located at 327 West Taylor Street, Griffin, Georgia, 30223 and its telephone number at such address is (770) 228-2786.

     Regions. Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 441 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of June 30, 1997. At that date, Regions had total consolidated assets of approximately $21.2 billion, total consolidated deposits of approximately $16.8 billion, and total consolidated stockholders' equity of approximately $1.8 billion. Regions is the second largest bank holding company headquartered in Alabama in terms of assets, based on June 30, 1997 information. Regions operates banking subsidiaries in Alabama, Florida, Georgia, Louisiana, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     Since December 31, 1996, Regions has completed the acquisitions of eight financial institutions, two of which are located in Florida, three in Georgia, and three in Louisiana. In addition to the Merger, Regions has entered into definitive agreements or letters of intent to acquire three financial institutions in South Carolina. For information with respect to the completed and pending transactions, see "Documents Incorporated by Reference" and "Business of Regions--Recent Developments."

     Regions commenced operations in 1971, under its former name First Alabama Bancshares, Inc., as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

     Additional information with respect to Regions and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Available Information," "Documents Incorporated by Reference," and "Business of Regions."

SPECIAL MEETING OF GFB STOCKHOLDERS

     The Special Meeting will be held at _______:00 p.m., local time, on _______, 1997, at GFB's main office, 327 West Taylor Street, Griffin, Georgia, 30223, for the purpose of considering and voting on approval of the Agreement and to transact such other business as may properly come before the meeting. See "The Special Meeting."

RECORD DATE; VOTE REQUIRED

     Only holders of record of GFB Common Stock at the close of business on _______, 1997 (the "Record Date"), will be entitled to vote at the Special Meeting. The affirmative vote of a majority of the GFB Common Stock outstanding and entitled to vote at the Special Meeting will be required to approve the Agreement, and not just a majority of the votes cast. As of the Record Date, there were _______ shares of GFB Common Stock outstanding and entitled to be voted.

     The directors and executive officers of GFB and their affiliates beneficially owned, as of the Record Date, 256,888 shares (or approximately 25.9% of the outstanding shares) of GFB Common Stock. Six members of the Board of Directors of GFB who held in the aggregate approximately 18.1% of the outstanding common stock of GFB as of the record date have agreed to vote those GFB shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of GFB Common Stock. As of that date, neither GFB nor Regions held any shares of GFB Common Stock in a fiduciary capacity for others. See "The Special Meeting--Record Date; Vote Required."

THE MERGER; EXCHANGE RATIO

     The Agreement provides for the acquisition of GFB by Regions pursuant to the Merger of GFB with and into Regions. On the Effective Date, each share of GFB Common Stock then issued and outstanding (except for shares held by GFB, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted and shares held by stockholders who perfect their dissenters' rights) will be converted into that fraction of a share of Regions Common Stock (the "Exchange Ratio") equal to the quotient obtained by dividing (i) $18.00 by (ii) the "Average Closing Price" (defined to mean the average of the daily last sale prices of shares of Regions Common Stock for the ten consecutive trading days on which such shares are quoted on the Nasdaq National Market, as reported by The Wall Street Journal, or, if not reported thereby, any other authoritative source selected by Regions, ending on the last trading day immediately preceding the date of the Special Meeting). No fractional shares of Regions Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share interest to which any GFB stockholder would be entitled upon consummation of the Merger, based on the closing price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions) on the last full trading day immediately preceding the Effective Date. See "Description of the Transaction--General."

DISSENTING STOCKHOLDERS

      Holders of GFB Common Stock entitled to vote on approval of the Agreement have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive fair value of such holders' shares of GFB Common Stock in cash in accordance with the applicable provisions of the Georgia Business Corporation Code (the "Georgia Act"). The procedures to be followed by dissenting stockholders are summarized under "Description of the Transaction--Dissenting Stockholders," and the applicable provisions of the Georgia Act are reproduced as Appendix C.

REASONS FOR THE MERGER; RECOMMENDATION OF GFB'S BOARD OF DIRECTORS

      GFB's Board of Directors has approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, GFB and its stockholders. Accordingly, GFB's Board recommends that GFB's stockholders vote FOR approval of the Agreement. In approving the Merger and the Agreement, GFB's directors considered GFB's financial condition, the financial terms and the income tax consequences of the Merger, the alternatives to the Merger
(including remaining as an independent savings and loan holding company), the Merger consideration to be received by GFB's stockholders relative to Regions' book value and earnings per share of Regions Common Stock, the increased liquidity of the Regions Common Stock to be received in the Merger, the competitive and regulatory environments for financial institutions generally, the anticipated synergies and operating efficiencies and enhanced resources and capabilities that would result from the Merger, the tax-free share exchange income tax aspects of the Merger, and the likelihood that the Merger would be approved by applicable regulatory authorities without undue conditions or delay. See "Description of the Transaction--Background of and Reasons for the Merger."

OPINION OF GFB'S FINANCIAL ADVISOR

     The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey") has rendered an opinion to GFB that, based on and subject to the procedures, matters and limitations described in its opinion and such other matters as it considers relevant, including current market and economic conditions, as of the date of its opinion, the terms of the Merger are fair, from a financial point of view, to the stockholders of GFB. Robinson- Humphrey's opinion is attached as Appendix B to this Proxy Statement/Prospectus. Stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "Description of the Transaction--Background of and Reasons for the Merger, and --Opinion of GFB's Financial Advisor."

EFFECTIVE DATE

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Delaware Certificate of Merger and the Georgia Certificate of Merger become effective with, respectively, the Delaware Secretary of State and the Georgia Secretary of State. Unless otherwise agreed upon by Regions and GFB, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur by the last day of the month in which the last of the following events occurs:
(i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of GFB stockholders. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the fourth quarter of 1997, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction-- Effective Date of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

     Promptly after the Effective Date, Regions will cause an exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of GFB a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of GFB Common Stock for certificates representing shares of Regions Common Stock. GFB stockholders should not send in their stock certificates until they receive the form letter of transmittal and instructions. See "Description of the Transaction--Distribution of Regions Stock Certificates and Payment for Fractional Shares."

REGULATORY APPROVALS AND OTHER CONDITIONS

     The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Application for the requisite approval has been filed by Regions with the Federal Reserve, which has issued its approval of the Merger.

     Consummation of the Merger is subject to various other conditions, including receipt of the required approval of GFB stockholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "Description of the Transaction-- Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

     The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual consent of the Boards of Directors of both GFB and Regions, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by March 31, 1998, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, GFB will continue to operate as a savings and loan holding company under its present management. See "Description of the Transaction--Waiver, Amendment, and Termination of the Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of GFB's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of GFB generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and eligibility for certain Regions employee benefits, and treatment of outstanding options to acquire GFB Common Stock. See "Description of the Transaction--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Consummation of the Merger is conditioned on the receipt of an opinion of counsel to the effect that, among other things, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the exchange in the Merger of GFB Common Stock for Regions Common Stock will not give rise to gain or loss to GFB stockholders, except to the extent of any cash received in lieu of fractional share interests or as a result of the exercise of dissenters' rights. Gain recognition, if any, will not be in excess of the amount of cash received. Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized upon the receipt of cash in lieu of fractional share interests and cash received by dissenters. See "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger."

     Because certain tax consequences of the Merger may vary depending upon the particular circumstance of each stockholder and other circumstances, each GFB stockholder is urged to consult such holder's own tax advisor to determine the particular tax consequences to such holder of the Merger (including the application and effect of state, local and foreign income and other tax laws).

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS

     On the Effective Date, GFB stockholders, whose rights are governed by the Georgia Act and by GFB's Articles of Incorporation and Bylaws, will automatically become Regions stockholders, and their rights as Regions stockholders will be determined by the Delaware General Corporation Law (the "Delaware GCL") and by Regions' Certificate of Incorporation and Bylaws.

     The rights of Regions stockholders differ from the rights of GFB stockholders in certain important respects, some of which constitute additional antitakeover provisions provided for in Regions' governing documents. See "Effect of the Merger on Rights of Stockholders."

COMPARATIVE MARKET PRICES OF COMMON STOCK

     Regions Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market. GFB Common Stock is not traded in any established market. The following table sets forth, as of the indicated dates, (i) the last sale price of Regions Common Stock, (ii) the last reported sales price of GFB Common Stock, and (iii) the equivalent per share price (as explained below) of GFB Common Stock. The indicated dates of June 10, 1997, and _______, 1997 represent, respectively, the last trading day immediately preceding public announcement of the proposed acquisition of GFB by Regions and the latest practicable date prior to the mailing of this Proxy Statement/Prospectus.

                                                                  Equivalent
                                                                      per
                                                                  Share Price
                                    Regions           GFB          of GFB
Market Price Per Share at:       Common Stock    Common Stock    Common Stock
--------------------------       ------------    ------------    ------------
June 10, 1997                      $ 30.63         $ 17.00          $ 18.00
_______, 1997                                                         18.00

      The equivalent per share price of GFB Common Stock at each specified date represents the last sale price of a share of Regions Common Stock on such date multiplied by the assumed Exchange Ratios of .5877 (based on an Average Closing Price of $30.63) and _______ (based on an Average Closing Price of $_______), respectively. See "Description of the Transaction--General." Stockholders are advised to obtain current market quotations for Regions Common Stock and GFB Common Stock. No assurance can be given as to the market price of Regions Common Stock at or after the Effective Date.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for Regions and GFB, (ii) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger, and (iii) an equivalent pro forma basis per share of GFB Common Stock, giving effect to the Merger. The Regions and GFB pro forma combined information and the GFB pro forma Merger equivalent information give effect to the Merger on a purchase accounting basis and assume an Exchange Ratio of .5688, based on an Average Closing Price of $31.643. See "Description of the Transaction--Accounting Treatment." The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

     The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Regions and GFB, including the respective notes thereto. Historical per share information for Regions has been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997. See "Documents Incorporated by Reference," and "--Selected Financial Data."

                                                               Six Months Ended
                                                                    June 30,            Year Ended December 31,(1)
                                                                -------------          ----------------------------
                                                                1997      1996           1996      1995      1994
                                                                    (Unaudited)   (Unaudited except Regions historical)

NET INCOME PER COMMON SHARE
Regions historical.......................................     $ 1.05    $  .92         $ 1.85    $ 1.61    $ 1.55
GFB historical .........................................         .69                      .93
Regions and GFB pro forma combined(2)....................       1.05                     1.85
GFB pro forma Merger equivalent(3).......................        .60                     1.05
DIVIDENDS DECLARED PER COMMON
SHARE
Regions historical.......................................        .40       .35            .70       .66       .60
GFB historical...........................................       1.20                     1.07       .89       .83
GFB pro forma Merger equivalent(4).......................        .23       .20            .40       .38       .34
BOOK VALUE PER COMMON SHARE
(PERIOD END)
Regions historical.......................................      13.29
GFB historical...........................................      13.10
Regions and GFB pro forma combined(2)....................      13.28
GFB pro forma Merger equivalent(3).......................       7.55

----------------
(1) In the case of pro forma combined and GFB historical information, reflects information for GFB for the four quarters ended December 31. GFB's fiscal year end is June 30 and Regions' fiscal year end is December 31.
(2) Represents the combined results of Regions and GFB as if the Merger were consummated on January 1, 1996 (or June 30, 1997, in the case of Book Value Per Share Data), and were accounted for as a purchase.
(3) Represents pro forma combined information multiplied by the Exchange Ratio of .5688, based on an assumed Average Closing Price of $31.643.
(4) Represents historical dividends declared per share by Regions multiplied by the Exchange Ratio of .5688, based on an assumed Average Closing Price of $31.643.
(5) The combined and equivalent pro forma per share data assuming a minimum Exchange Ratio of .4286 (corresponding to an Average Closing Price of $42.00) and a maximum Exchange Ratio of .60 (corresponding to an Average Closing Price of $30.00), is as follows:

                                                                          Exchange Ratio
                                                -------------------------------------------------------------------
                                                             .4286                               .60
                                                 --------------------------------  --------------------------------
                                                  Six Months         Year            Six Months         Year
                                                     Ended           Ended              Ended           Ended
                                                 June 30, 1997  December 31, 1996  June 30, 1997  December 31, 1996
                                                 -------------  -----------------  -------------  -----------------
                                                                               (Unaudited)
NET INCOME PER COMMON SHARE
Regions and GFB pro forma combined..............   $ 1.05         $ 1.85                $ 1.05         $ 1.85
GFB pro forma equivalent........................      .45            .79                   .63           1.11
DIVIDENDS DECLARED PER COMMON
SHARE
GFB pro forma equivalent........................      .17            .30                   .24            .42
BOOK VALUE PER COMMON SHARE
(PERIOD END)
Regions and GFB pro forma combined..............    13.28                                13.28
GFB pro forma equivalent........................     5.69                                 7.97


SELECTED FINANCIAL DATA

     The following tables present certain selected historical financial information for Regions and GFB. The per share data for Regions have been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13,

1997. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning Regions and GFB incorporated by reference or included herein. Interim unaudited data for the six months ended June 30, 1997 and 1996, of Regions reflect, in the opinion of the management of Regions, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the interim periods are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "Documents Incorporated by Reference."

Selected Historical Financial Data of Regions

                                           Six Months
                                           Ended June 30,                               Year Ended December 31,
                                        -------------------       -----------------------------------------------------------------
                                        1997           1996          1996         1995            1994         1993        1992
                                        ----           ----          ----         ----            ----         ----        ----
                                           (Unaudited)
                                                          (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income .......    $   793,260    $   677,911   $  1,386,122   $ 1,259,600   $   991,693  $   746,544   $   737,094
  Total interest expense ......        391,192        334,264        685,656       635,336       436,157      296,195       324,420
  Net interest income .........        402,068        343,647        700,466       624,264       555,536      450,349       412,674
  Provision for loan losses ...         20,557         14,316         29,041        30,271        20,580       24,695        39,367
  Net interest income after
       loan loss provision ....        381,511        329,331        671,425       593,993       534,956      425,654       373,307
  Total noninterest income
       excluding security
       gains (losses) .........        123,147        107,770        217,624       187,830       171,705      169,318       147,943
  Security gains (losses) .....            501            154          3,115          (424)          344          831         2,417
  Total noninterest expense ...        290,032        265,607        553,801       487,461       442,376      383,130       343,279
  Income tax expense ..........         71,392         57,342        108,677        96,109        84,109       66,169        56,405
  Net income ..................        143,735        114,306        229,686       197,829       180,520      146,504       123,983

PER SHARE DATA:
  Net income ..................    $      1.05    $       .92   $       1.85   $      1.61   $      1.55  $      1.41   $      1.21
  Cash dividends ..............            .40            .35            .70           .66           .60          .52           .46
  Book value ..................          13.29          11.85          12.76         11.69         10.63         9.93          8.57

OTHER INFORMATION:
  Average number of
  shares outstanding ..........        136,536        124,182        124,272       123,340       116,412      104,306       102,384

STATEMENT OF
CONDITION DATA
(PERIOD END):
  Total assets ................    $21,214,942    $17,920,608   $ 18,930,175   $16,851,774   $15,810,076  $13,163,161   $10,457,676
  Securities ..................      4,292,000      3,967,645      3,870,595     3,863,781     3,346,291    2,993,417     2,255,732
  Loans, net of
        unearned income .......     15,149,584     12,371,967    13,311,1721     1,542,311    10,855,195    8,430,931     6,657,557
  Total deposits ..............     16,824,389     14,614,716     15,048,336    13,497,612    12,575,593   11,025,376     8,923,801
  Long-term debt ..............        419,513        457,189        447,269       632,019       599,476      525,820       151,460
  Stockholders' equity ........      1,817,228      1,442,783      1,598,726     1,429,253     1,286,322    1,106,361       886,116

PERFORMANCE RATIOS:
  Return on average
       assets(1)(6) ...........           1.41%          1.32%          1.29%         1.21%         1.27%        1.38%         1.29%
  Return on average
       stockholders'
       equity(1)(6) ...........          16.22          15.53          15.19         14.29         15.26        15.76         15.04
  Net interest margin .........           4.32           4.31           4.27          4.21          4.37         4.77          4.85
  Efficiency (2)(6) ...........          54.31          59.90          59.44         58.79         59.44        60.23         59.62
  Dividend payout .............          38.10          38.04          37.84         41.12         38.71        37.01         37.60

ASSET QUALITY RATIOS:
  Net charge-offs to
       average loans, net
       of unearned income(1) ..            .19%           .09%           .15%          .17%          .19%         .23%          .36%
  Problem assets to
       net loans and
       other real estate (3) ..            .68            .53            .56           .59           .75         1.12          1.29
  Nonperforming assets
       to net loans and
       other real estate (4) ..            .82            .68            .76           .68           .80         1.28          1.39
  Allowance for loan
       losses to loans,
       net of unearned income .           1.29           1.39           1.32          1.38          1.32         1.48          1.51
  Allowance for loan losses to
       nonperforming
       assets (4) .............         157.61         204.53         173.65        202.55        164.48       115.88        107.97

LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders'
       equity to average
       assets .................           8.70%          8.49%          8.49%         8.44%         8.35%        8.76%         8.60%
  Average loans to
       average deposits .......          88.19          84.54          85.90         86.12         79.90        76.41         71.59
  Tier 1 risk-based capital (5)           9.98          10.87          10.81         11.14         10.69        11.13         11.68
  Total risk-based capital (5)           12.44          14.27          13.59         14.61         14.29        13.48         14.44
  Tier 1 leverage (5) .........           7.58           7.44           7.44          7.49          8.21        10.11          8.44

---------------------
(1)  Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(5) The risk-based capital ratios are based upon 1992 risk-based capital guidelines. Under the 1992 rules, the required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%. The ratios for prior periods have not been restated to reflect the combination with First National Bancorp effected March 1, 1996, and accounted for as a pooling of interests, or any other pooling-of-interests transactions.
(6) Ratios for 1996 excluding $19.0 million (after-tax) charged for SAIF assessment and merger expenses are as follows: Return on average stock-holders' equity - 16.45%, Return on average total assets - 1.40%, and Efficiency - $56.16%.

Selected Historical Financial Data of GFB

                                                                      Year Ended June 30,
                                              -------------------------------------------------------------------
                                              1997           1996            1995            1994            1993
                                              ----           ----            ----            ----            ----
                                                                 (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income ...............  $    8,299     $    7,885      $    7,310      $    8,108      $    7,409
  Total interest expense ..............       4,180          4,080           3,666           3,690           3,748
  Net interest income .................       4,119          3,805           3,644           4,418           3,661
  Provision for loan losses ...........          67             30              20             106             134
  Net interest income after
      loan loss provision .............       4,052          3,775           3,624           4,312           3,527
  Total noninterest income excluding
      security gains ..................         935            680            (285)            822           1,886
  Security gains (losses) .............           0              0             598               0               0
  Total noninterest expense ...........       3,486          2,904           3,009           2,936           2,216
  Income tax expense ..................         495            532             303             718           1,111
  Net income ..........................       1,006          1,019             625           1,480           2,086

PER SHARE DATA:
  Net income .......................... $      1.03     $     1.05      $      .66      $     1.60      $     2.32
  Cash dividends.......................        1.05            .95             .87             .79             .59
  Book Value ..........................       13.10          13.12           13.22           13.61           12.93

OTHER INFORMATION:
  Average number of shares outstanding.         977            970             947             925             898

STATEMENT OF CONDITION DATA
(PERIOD END):
  Total Assets ........................ $    98,439     $   94,159      $   95,098      $   97,528     $   106,617
  Securities ..........................       3,896          4,209           6,403           2,612           1,679
  Loans, net of unearned income .......      82,085         76,524          65,935          59,905          99,147
  Total deposits ......................      79,379         78,490          80,813          81,520          80,176
  Stockholders' equity ................      12,802         12,726          12,523          12,593          11,609

PERFORMANCE RATIOS:
  Return on average assets.............        1.04%          1.09%            .66%           1.36%           2.18%
  Return on average stockholders'
    equity ............................        7.85           8.13            4.98           11.23           19.35
  Net interest margin .................        4.37           4.15            4.01            4.27            4.09
  Efficiency (1) ......................       69.90          65.19           90.12           57.19           40.94
  Dividend payout .....................      101.94          90.48          131.82           49.38           25.43

ASSET QUALITY RATIOS:
  Net charge-offs to average loans,
    net of unearned income ............         .02%           .03%            .02%            .03%            .12%
  Problem assets to net loans and
    other real estate (2) .............        3.01           1.86            1.51            2.07            1.36
  Nonperforming assets to net loans
      and other real estate (3)........        3.38           2.45            1.94            2.08            1.81
  Allowance for loan losses to loans,
      net of unearned income...........         .90            .90            1.04            1.12             .50
  Allowance for loan losses to
      nonperforming assets (3) ........       26.50          36.52           52.86           53.59           27.36

LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
    average assets .....................      13.23          13.41           13.24           12.15           11.26
  Average loans to average deposits ....     110.65          94.88           84.17          112.99          104.22
  Tier 1 risk-based capital (4) ........      14.80          14.30           12.20           12.70            8.05
  Total risk-based capital (4) .........      15.60          15.00           12.90           13.20            8.40
  Tier 1 leverage (4) ..................      11.30          11.80           11.50           12.70           10.90

(1) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(2) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(3) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(4) The risk-based capital ratios are based upon 1992 risk-based capital guidelines. Under the 1992 rules, the required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%.

                               THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to the holders of GFB Common Stock in connection with the solicitation by the GFB Board of Directors of proxies for use at the Special Meeting, at which GFB stockholders will be asked to vote upon a proposal to approve the Agreement. The Special Meeting will be held at _______:00 p.m., local time, on _______, 1997, at the main offices of GFB, located at 327 West Taylor Street, Griffin, Georgia, 30223.

     GFB stockholders are requested promptly to sign, date, and return the accompanying proxy card to GFB in the enclosed postage-paid, addressed envelope. A stockholder's failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against the Agreement.

     Any GFB stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to GFB a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by GFB before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the Special Meeting. Any notice of revocation should be sent to GF Bancshares, Inc., 327 West Taylor Street, Griffin, Georgia, 30223, Attention: Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of GFB Common Stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked will be voted as directed in such proxies. If instructions are not given, shares represented by proxies received will be voted for approval of the Agreement and in the discretion of the proxy holder as to any other matters that properly may come before the Special Meeting. If necessary, and unless contrary instructions are given, the proxy holder also may vote in favor of a proposal to adjourn the special meeting to permit further solicitation of proxies in order to obtain sufficient votes to approve the Agreement. As of the date of this Proxy Statement/Prospectus, GFB is unaware of any other matter to be presented at the Special Meeting.

     Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of GFB, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

      GFB stockholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED

      GFB's Board of Directors has established the close of business on _______, 1997, as the Record Date for determining the GFB stockholders entitled to notice of and to vote at the Special Meeting. Only GFB stockholders of record as of the Record Date will be entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority of the GFB Common Stock outstanding and entitled to vote at the Special Meeting is required in order to approve the Agreement. Therefore, an abstention or failure to return a properly executed proxy card will have the same effect as a vote against the Agreement, as will a broker's submitting a proxy card without exercising discretionary voting authority with respect to the Agreement. As of the Record Date, there were approximately 400 holders of _______ shares of GFB Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote. For information as to persons known by GFB to beneficially own more than 5.0% of the outstanding shares of GFB Common Stock as of the Record Date, see "Voting Securities and Principal Stockholders of GFB."

     The presence, in person or by proxy, of a majority of the outstanding shares of GFB Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the Special Meeting. For these purposes, shares of GFB Common Stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to the Agreement. Once a quorum is established, approval of the Agreement requires the affirmative vote of the holders of a majority of the GFB Common Stock outstanding and entitled to vote at the Special Meeting.

     The directors and executive officers of GFB and their affiliates beneficially owned, as of the Record Date, 256,888 shares (or approximately 25.9% of the outstanding shares) of GFB Common Stock. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of GFB Common Stock. As of that date, no subsidiary of either GFB or Regions held any shares of GFB Common Stock in a fiduciary capacity for others.

                         DESCRIPTION OF THE TRANSACTION

     The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

     Each share of GFB Common Stock (excluding any shares held by GFB, Regions, or their respective subsidiaries, other than shares held in a fiduciary capacity or as a result of debts previously contracted, and shares held by stockholders who perfect their dissenters' rights) issued and outstanding at the Effective Date will be converted into that fraction of a share of Regions Common Stock equal to the quotient obtained by dividing (i) $18.00 by (ii) the "Average Closing Price" (defined to mean the average of the daily last sale prices of shares of Regions Common Stock for the ten consecutive trading days on which such shares are quoted on the Nasdaq National Market, as reported by The Wall Street Journal, or, if not reported thereby, any other authoritative source selected by Regions, ending on the last trading day immediately preceding the date of the Special Meeting.) Each share of Regions Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger.

     No fractional shares of Regions Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, Regions will make a cash payment equal to the fractional part of a share which a GFB stockholder would otherwise receive multiplied by the closing price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions), on the last full trading day prior to the Effective Date.

     The effect of the provisions in the Agreement pertaining to the conversion of GFB Common Stock into Regions Common Stock is to provide to the holders of GFB Common Stock shares of Regions Common Stock having an equivalent per share value of $18.00 per share of GFB Common Stock. The Agreement provides for the valuation of Regions Common Stock for this purpose over the ten consecutive full trading days on the Nasdaq National Market, ending on the last trading day before the Special Meeting. Accordingly, the holders of GFB Common Stock do not bear the risk of any decrease in the trading price of Regions Common Stock prior to the specified valuation period, but would not benefit from any increase in such trading price prior to the valuation period. Moreover, because the Exchange Ratio is based on an average of quoted last sale prices of Regions Common Stock, and because the valuation period will occur prior to the Effective Date, the equivalent per share value of the Regions Common Stock issued in the Merger may be more or less than $18.00 per share of GFB Common Stock as of the Effective Date.

TREATMENT OF GFB OPTIONS

     The Agreement provides that all rights with respect to GFB Common Stock pursuant to stock options or stock appreciation rights granted by GFB under its stock option plans which are outstanding at the Effective Date, whether or not then exercisable, will be converted into and will become rights with respect to Regions Common Stock, and Regions will assume each of such options in accordance with the terms of the plan under which it was issued and the agreement by which it is evidenced. After the Effective Date, those options will become options to purchase Regions Common Stock, with the exercise price and number of shares of Regions Common Stock purchasable thereunder adjusted to reflect the Exchange Ratio as set forth in the Agreement. The executive officers and directors of GFB hold exercisable options to purchase 34,051 shares of GFB Common Stock, in the aggregate as of the date of this Proxy Statement/Prospectus.

BACKGROUND OF AND REASONS FOR THE MERGER

     Background of the Merger. During the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of business of financial institutions.

     GFB and its Board of Directors concluded that it could best serve its stockholders, employees, customers and community by combining with a regional banking organization, provided that GFB could obtain a fair price for its stockholders. Accordingly, GFB and Regions entered into negotiations which culminated in the Agreement.

     GFB's Reasons for the Merger. In approving the Merger, the directors of GFB considered a number of factors. Without assigning any relative or specific weights to the factors, the GFB Board of Directors considered the following material factors:

     (a) the information presented to the directors by management of Regions concerning the business, operations, earnings, asset quality, financial condition of Regions, including compliance with regulatory capital requirements on an historical and prospective basis;

     (b) the alternatives to the Merger, including remaining as an independent savings and loan holding company in light of current market and economic conditions of GFB's primary markets and the competition presented by larger financial institutions operating in such markets;

     (c) the Merger consideration to be received by GFB's stockholders relative to Regions' book value and earnings per share of Regions Common Stock;

     (d) the current lack of marketability of GFB's Common Stock, contrasted with the ability of GFB's stockholders to exchange their GFB Common Stock for Regions Common Stock in connection with the Merger, and thereafter have the ability to trade such securities in the NASDAQ National Market;

     (e) the competitive and regulatory environment for financial institutions in general;

     (f) the anticipated synergies and operating efficiencies, increased access to capital, increased utilization of capital for lending, and the increased managerial resources and enhanced service capabilities that would result from the Merger;

     (g) the income tax aspects of the Merger as a tax-free share exchange of GFB Common Stock for Regions Common Stock;

     (h) the likelihood that the Merger will be approved by applicable regulatory authorities without undue conditions or delay;

     (g) the fairness opinion of The Robinson-Humphrey Company, Inc. that, from a financial viewpoint, the exchange of GFB Common Stock for Regions Common Stock on the terms and conditions set forth in the Agreement is fair to the holders of GFB Common Stock.

     The terms of the Merger were the result of arms-length negotiations between representatives of GFB and representatives of Regions. Based upon the consideration of the foregoing factors, the Board of Directors of GFB approved the Merger as being in the best interests of GFB and its stockholders.

     GFB's Board of Directors recommends that GFB stockholders vote for approval of the Agreement.

     Regions' Reasons for the Merger. The Regions Board of Directors has approved the Agreement and determined that the Merger is in the best interests of Regions and its stockholders. In approving the Agreement, the Regions Board considered a number of factors. Without assigning any relative or specific weights to the factors, the Regions Board of Directors considered the following material factors:

     (a) a review, based in part on a presentation by Regions management, of (i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of GFB on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the markets in which GFB operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (iii) the results of Regions' due diligence review of GFB; and

     (b) a variety of factors affecting and relating to the overall strategic focus of Regions, including Regions' desire to expand into markets in the general vicinity of its core markets.

OPINION OF GFB'S FINANCIAL ADVISOR

     General. GFB retained Robinson-Humphrey to act as its financial adviser in connection with the Merger. Robinson-Humphrey has rendered an opinion to GFB's Board of Directors that, based on the matters set forth therein, consideration to be received pursuant to the Merger is fair, from a financial point of view, to GFB's stockholders. The text of such opinion is set forth in Appendix B to this Proxy Statement/Prospectus and should be read in its entirety by GFB stockholders. Robinson-Humphrey's opinion to GFB's Board of Directors on the Merger does not constitute a recommendation to any GFB stockholder regarding how such stockholder should vote at the Special Meeting.

     The consideration to be received by GFB stockholders in the Merger was determined by GFB and Regions in their negotiations. No limitations were imposed by the Board of Directors or management of GFB upon Robinson-Humphrey with respect to the investigations made or the procedures followed by Robinson-Humphrey in rendering its opinion.

     In connection with rendering its opinion to GFB's Board of Directors, Robinson-Humphrey performed a variety of financial analyses. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Robinson-Humphrey, in conducting its analysis and in arriving at its opinion, has not conducted a physical inspection of any of the properties or assets of GFB, and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of GFB. Robinson-Humphrey has assumed and relied upon the accuracy and completeness of the financial and other information that was provided to it by GFB or that was publicly available. Its opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of, its analyses.

     Valuation Methodologies. In connection with its opinion on the Merger and the presentation of the opinion to GFB's Board of Directors, Robinson-Humphrey performed two valuation analyses with respect to GFB: (i) an analysis of comparable prices and terms of recent transactions involving financial institutions purchasing thrift institutions; and (ii) a discounted cash flow analysis. Each of these methodologies is discussed briefly below.

     Comparable Transaction Analysis. Robinson-Humphrey performed analyses of premiums paid for selected thrift institutions with comparable characteristics to GFB. Comparable transactions were considered to be (i) transactions since January 1, 1995, where the seller was a thrift institution headquartered in Georgia, and (ii) transactions since January 1, 1996, where the seller was a Southeastern thrift institution with assets less than $160 million.

     Based on the first of the foregoing transactions, financial institutions purchasing Georgia thrift institutions since January 1, 1995, the analysis yielded a range of transaction values to book value of 1.29 times to 1.95 times, with a mean of 1.56 times and a median of 1.46 times. These compare to a transaction value for the Merger of approximately 1.32 times GFB's book value as of June 30, 1997.

     The analysis yielded a range of transaction values as a multiple of tangible book value for the comparable transactions ranging from 1.29 times to
3.11 times, with a mean of 1.84 times and a median of 1.51 times. These compare to a transaction value for the Merger of approximately 1.32 times GFB's book value as of June 30, 1997.

     The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from 7.67 times to
16.78 times, with a mean of 12.65 times and a median of 12.36 times. These compare to a transaction value to GFB's last twelve months earnings as of June 30, 1997 of approximately 15.93 times for the Merger.

     The analysis yielded a range of transaction values as a percent of total assets. These values ranged from 9.28 percent to 26.77 percent, with a mean of
15.54 percent and a median of 13.74 percent. These compare to a transaction value to the June 30, 1997 total assets of GFB of 17.61 percent for the Merger.

     Based on the second of the foregoing transactions, financial institutions purchasing Southeastern thrift institutions with assets under $160 million since January 1, 1996, the analysis yielded a range of transaction values to book value of 1.02 times to 2.25 times, with a mean of 1.57 times and a median of
1.52 times. These compare to a transaction value for the Merger of approximately
1.32 times GFB's book value as of June 30, 1997.

     The analysis yielded a range of transaction values as a multiple of tangible book value for the comparable transactions ranging from 1.02 times to
2.25 times, with a mean of 1.59 times and a median of 1.52 times. These compare to a transaction value for the Merger of approximately 1.32 times GFB's book value as of June 30, 1997.

     The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from 9.07 times to
34.09 times, with a mean of 17.68 times and a median of 12.16 times. These compare to a transaction value to GFB's last twelve months earnings as of June 30, 1997 of approximately 15.93 times for the Merger.

     The analysis yielded a range of transaction values as a percent of total assets. These values ranged from 5.60 percent to 35.63 percent, with a mean of
14.30 percent and a median of 11.60 percent. These compare to a transaction value to the June 30, 1997 total assets of GFB of 17.61 percent for the Merger.

     No company or transaction used in the comparable transaction analyses is identical to GFB. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the public trading value or the acquisition value of the company to which it is being compared.

     Discounted Cash Flow Analysis. Using discounted cash flow analysis, Robinson-Humphrey estimated the present value of the future stream of after-tax cash flows that GFB could produce through 2000, under various circumstances, assuming that GFB performed in accordance with the earnings/return projections of management at the time that GFB entered into acquisition discussions. Robinson-Humphrey estimated the terminal value for GFB at the end of the period by applying multiples of earnings ranging from 11.0 times to 13.0 times and then discounting the cash flow streams, dividends paid to stockholders and terminal value using differing discount rates ranging from 13.0 percent to 15.0 percent chosen to reflect different assumptions regarding the required rates of return of GFB and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a reference range of $16.4 million to $18.9 million, or $16.75 to $19.20 per share, for GFB.

     Compensation of Robinson-Humphrey. Pursuant to an engagement letter dated February 14, 1996 between GFB and Robinson-Humphrey, GFB agreed to pay Robinson-Humphrey a $90,000 fairness opinion fee and an incremental success fee (to be paid at closing) equal to 5.00% of the principal amount of any consideration paid that is above $19.048 per share. GFB has also agreed to indemnify and hold harmless Robinson-Humphrey and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Robinson-Humphrey.

     As part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. GFB's Board of Directors decided to retain Robinson-Humphrey based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in the Southeastern region of the U.S.

EFFECTIVE DATE OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Delaware Certificate of Merger and the Georgia Certificate of Merger relating to the Merger become effective with, respectively, the Delaware Secretary of State and the Georgia Secretary of State. Unless otherwise agreed upon by Regions and GFB, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last business day of the month in which the last of the following events occur: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of GFB stockholders.

     No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and GFB anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the fourth quarter of 1997. However, delays in the consummation of the Merger could occur.

     The Board of Directors of either Regions or GFB generally may terminate the Agreement if the Merger is not consummated by March 31, 1998, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

     Promptly after the Effective Date, Regions will cause an exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of GFB a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of GFB Common Stock for certificates representing shares of Regions Common Stock.

     GFB stockholders should not send in their certificates until they receive the form letter of transmittal and instructions. Upon surrender to the Exchange Agent of certificates for GFB Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of GFB Common Stock surrendering such items a certificate or certificates representing the number of shares of Regions Common Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share interest, without interest. After the Effective Date, to the extent permitted by law, GFB stockholders of record as of the Effective Date will be entitled to vote at any meeting of holders of Regions Common Stock the number of whole shares of Regions Common Stock into which their GFB Common Stock has been converted, regardless of whether such stockholders have surrendered their GFB Common Stock certificates. No dividend or other distribution payable after the Effective Date with respect to Regions Common Stock, however, will be paid to the holder of any unsurrendered GFB certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such stockholder, in each case without interest.

     The stock transfer books of GFB will be closed at the Effective Date, after which there will be no transfers of shares of GFB Common Stock on GFB's stock transfer books. If certificates representing shares of GFB Common Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of Regions Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to a number of conditions, including, but not limited to:

     (a) approval from the Federal Reserve, and the expiration of all applicable waiting periods associated with such approval, without any conditions or restrictions that would, in the reasonable good faith judgment of Regions' Board of Directors, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement as to render inadvisable the consummation of the Merger;

     (b) the approval by the holders of a majority of shares of GFB Common Stock outstanding and entitled to vote at the Special Meeting;

     (c) the absence of any action by any court or governmental authority of competent jurisdiction restricting, prohibiting, or making illegal the consummation of the Merger and the other transactions contemplated by the Agreement;

     (d) the receipt of a satisfactory opinion of counsel for Regions that (i) the Merger qualifies for federal income tax treatment as a reorganization under
Section 368(a) of the Code and that (ii) the exchange of GFB Common Stock for Regions Common Stock will not give rise to recognition of gain or loss to GFB stockholders, except to the extent of any cash received; and

     (e) notification for listing on the Nasdaq National Market of the shares of Regions Common Stock to be issued in the Merger.

     Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the delivery by Regions and GFB of opinions of their respective counsel and certificates executed by their respective duly authorized officers as to the satisfaction of certain conditions and obligations set forth in the Agreement and (ii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

REGULATORY APPROVALS

     The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. An application for the Federal Reserve approval described below has been submitted by Regions to the Federal Reserve, which has issued its approval of the Merger.

     Regions and GFB are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

     The Merger requires the prior approval of the Federal Reserve, pursuant to
Section 4 of the BHC Act. In granting its approval under Section 4 of the BHC Act, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the BHC Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve approval, which may be shortened by the Federal Reserve to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

     Prior to the Effective Date, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Regions and GFB approved by their respective Boards of Directors; provided, however, that after approval by the GFB stockholders, no amendment decreasing the consideration to be received by GFB stockholders may be made without the further approval of such stockholders.

     The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, either before or after approval by GFB stockholders, under certain circumstances, including:

     (a) by the Board of Directors of either party upon final denial of any required consent of any regulatory authority, or by the Board of Directors of Regions if any required regulatory approval is conditioned or restricted in the manner described under "--Conditions to Consummation of the Merger" above;

     (b) by the Board of Directors of either party, if the holders of the requisite number of shares of GFB Common Stock shall not have approved the Agreement in accordance with the Georgia Act;

     (c) by mutual agreement of the Boards of Directors of Regions and GFB;

     (d) by the Board of Directors of either party, in the event of a breach by the other party of any provision of the Agreement which meets certain standards specified in the Agreement and cannot be or has not been cured within 30 days after the giving of written notice to the breaching party; or

     (e) by the Board of Directors of either party if the Merger shall not have been consummated by March 31, 1998, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement.

     If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination generally will not relieve the parties from the consequences of any uncured willful breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

     Each of GFB and Regions generally has agreed to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organizations and assets and maintain its rights and franchises, and
(iii) take no action that would affect, adversely and materially, the ability of either party to perform its covenants and agreements under the Agreement or to obtain any consent or approval required for the consummation of the transactions contemplated by the Agreement. In addition, the Agreement contains certain other restrictions applicable to the conduct of the business of either GFB or Regions prior to consummation of the Merger, as described below.

     GFB. GFB has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior written consent of a duly authorized officer of Regions. Those actions generally include, without limitation: (i) amending the Articles of Incorporation or Bylaws or other governing instrument of GFB or any subsidiary; (ii) incurring, guaranteeing, or otherwise becoming responsible for any additional debt or other obligation for borrowed money (other than indebtedness among GFB and its subsidiaries) in excess of an aggregate amount outstanding at any time of $100,000 (for GFB and its subsidiaries on a consolidated basis) except in the ordinary course of business consistent with past practices (as described in the Agreement); (iii) acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans) directly or indirectly any shares, or any securities convertible into shares, of the capital stock of GFB or any subsidiary or declaring or paying any dividend or other distribution in respect of its capital stock, except that GFB may, but shall not be legally obligated to, declare and pay regular quarterly cash dividends at a rate not in excess of $1.05 per share on an annualized basis, in accordance with past practice as previously disclosed to Regions; (iv) issuing, selling, pledging, encumbering or authorizing the issuance of, or contracting to issue, sell, pledge, encumber or otherwise permit to become outstanding any additional shares of any GFB capital stock, any rights to acquire any such stock, or any security convertible into such stock (except upon exercise of outstanding stock options) (v) adjusting, splitting, combining, or reclassifying any of its capital stock or the capital stock of any subsidiary; (vi) acquiring direct or indirect control over, or investing in the equity securities of another entity other than in the ordinary course of business or in a fiduciary capacity, making any material investment in or otherwise acquiring control over any other entity; (vii) granting any increase in compensation or benefits to employees or officers of GFB or any subsidiary (except as previously disclosed to Regions or required by law), paying any bonus (except pursuant to any applicable existing program or plan as previously disclosed to Regions), entering into or amending any severance agreements with officers (except as previously disclosed to Regions), granting any increase in fees or other increases in compensation or other benefits to the directors of GFB or any subsidiary or voluntarily accelerating the vesting of any stock options or employee benefits; (viii) entering into or amending any employment contract that it does not have the unconditional right to terminate without liability, (except as previously disclosed to Regions or unless required by law); (ix) adopting any new employee benefit plan or program, or materially changing any existing plan or program (except as previously disclosed to Regions and except for any change required by law or a change which, in the opinion of counsel, is necessary to maintain the tax qualified status of any such plan);
(x) making any significant change in any tax or accounting methods or systems of internal accounting controls (except in conformity to changes in tax laws or generally accepted accounting principles ("GAAP")); (xi) other than in accordance with past practice, commencing any litigation or settling any litigation for money damages in excess of $25,000 (unless previously reserved in GFB's financial statements) or imposing restrictions upon the operations of GFB or any of its subsidiaries; or (xii) except in the ordinary course of business, entering into, modifying, amending, terminating or changing any material contract.

     In addition, GFB has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. GFB also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, GFB has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

     Regions. Regions has generally agreed that Regions and each of its subsidiaries will continue to conduct its business in a manner designed in its reasonable judgment to enhance the long-term value of Regions Common Stock and the business prospect of Regions and its subsidiaries. The Agreement prohibits Regions from, without the prior written consent of a duly authorized officer of GFB, amending its certificate of incorporation or bylaws in any manner which is adverse to, and discriminates against, the holders of GFB Common Stock.

MANAGEMENT FOLLOWING THE MERGER

     Consummation of the Merger will not alter the present officers and directors of Regions. Information concerning the management of Regions is included in the documents incorporated herein by reference. See "Documents Incorporated by Reference."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The Agreement provides that Regions will indemnify each person entitled to indemnification from GFB or its subsidiary to the full extent provided by the Georgia Act and the Articles and Bylaws of GFB, including provisions relating to advancement of expenses of defense, for six years from the Effective Date with respect to matters occurring at or prior to the Effective Date.

     The Agreement also provides that, after the Effective Date, Regions will provide generally to officers and employees of GFB and its subsidiaries who, at or after the Effective Date, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with GFB or its subsidiaries prior to the Effective Date will be treated as service with Regions or its subsidiaries. The Agreement further provides that Regions will cause GFB to honor all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between GFB or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Date under GFB's benefit plans.

     As described above under "--Treatment of GFB Options," the Agreement also provides that all rights with respect to GFB Common Stock pursuant to stock options or stock appreciation rights granted by GFB under its stock option and other stock-based compensation plans which are outstanding at the Effective Date, whether or not then exercisable, will be converted into and will become rights with respect to Regions Common Stock, and Regions will assume each of such options in accordance with its terms.

     As of the Record Date, directors and executive officers of GFB owned no shares of Regions Common Stock.

DISSENTING STOCKHOLDERS

     In accordance with the provisions of the Georgia Act, the holders of GFB Common Stock are entitled to dissent from the Merger and to receive an appraised value of such shares in cash. Pursuant to the provisions of Article 13 of the Georgia Act, if the Merger is consummated, any holder of record of GFB Common Stock who (i) gives to GFB, prior to the vote at the Special Meeting with respect to the approval of the Agreement, written notice of such holder's intent to demand payment for such holder's shares, and (ii) does not vote in favor thereof, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the Effective Date. A copy of the pertinent provisions of Article 13 of the Georgia Act is reproduced as Appendix C to this Proxy Statement/Prospectus.

     A stockholder of record may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial stockholder and such holder notifies GFB in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different stockholders.

     The written objection requirement referred to above will not be satisfied under the Georgia Act by merely voting against approval of the Agreement by proxy or in person at the Special Meeting. Any holder of GFB Common Stock who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of the transaction and will not be entitled to assert dissenters' rights. In addition to not voting in favor of the Agreement, a stockholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the Merger is effected, as hereinabove provided.

     Any written objection to the Agreement satisfying the requirements discussed above should be addressed as follows: GF Bancshares, Inc., 327 West Taylor Street, Griffin, Georgia, 30223, Attention: President.

     If the Merger is authorized at the Special Meeting, GFB must deliver a written dissenters' notice (the "Dissenters' Notice") to all holders of GFB Common Stock who satisfied the foregoing requirements. The Dissenters' Notice must be sent within 10 days after the Effective Date and must (i) state where the demand for payment must be sent and where and when certificates for shares of GFB Common Stock must be deposited, (ii) inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received, (iii) set a date by which GFB must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered), and (iv) be accompanied by a copy of
Article 13 of the Georgia Act.

     A stockholder of record who receives the Dissenters' Notice must demand payment and deposit such holder's certificates in accordance with the Dissenters' Notice. Such stockholder will retain all other rights of a stockholder until those rights are canceled or modified by the consummation of the Merger. A stockholder of record who does not demand payment or deposit such holder's shares certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for such holder's shares under
Article 13 of the Georgia Act.

     Except as described below, the surviving corporation resulting from the Merger must, within ten days of the later of the Effective Date or receipt of a payment demand, offer to pay to each dissenting stockholder who complied with the payment demand and deposit requirements described above the amount the surviving corporation estimates to be the fair value of such holder's shares, plus accrued interest from the Effective Date. Such offer of payment must be accompanied by (i) certain recent GFB financial statements, (ii) the surviving corporation's estimate of the fair value of the shares, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand payment under Section 14-2-1327 of the Georgia Act, and (v) a copy of the
Article 13 of the Georgia Act. If the stockholder accepts the surviving corporation's offer by written notice to the surviving corporation within 30 days after the surviving corporation's offer, payment must be made within 60 days after the later of the making of the offer or the Effective Date.

     If the Merger is not effected within 60 days after the date set forth demanding payment and depositing share certificates, GFB must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after such return and release, the Merger is effected, the surviving corporation must send a new Dissenter's Notice and repeat the payment demand procedure described above.

     Section 14-2-1327 of the Georgia Act provides that a dissenting stockholder may notify the surviving corporation in writing of such holder's own estimate of the fair value or such holder's shares and the interest due, and may demand payment of such holder's estimate, if (i) such holder believes that the amount offered by the surviving corporation is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly, or
(ii) GFB, having failed to effect the Merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. A dissenting stockholder waives such holder's right to demand payment under Section 14-2-1327 unless such holder notifies the surviving corporation of such holder's demand in writing within 30 days after the surviving corporation makes or offers payment for such holder's shares. If the surviving corporation does not offer payment within 10 days of the later of the Effective Date or receipt of a payment demand, then (i) the stockholder may demand the financial statements and other information required to accompany the surviving corporation's payment offer, and the surviving corporation must provide such information within 10 days after receipt of the written demand, and (ii) the stockholder may notify the surviving corporation of such holder's own estimate of the fair value of such holder's shares and the amount of interest due, and may demand payment of that estimate.

     If a demand for payment under Section 14-2-1327 remains unsettled, the surviving corporation must commence a nonjury equity valuation proceeding in the Superior Court of Spalding County, Georgia, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If the surviving corporation does not commence the proceeding within those 60 days, it is required to pay each dissenting stockholder whose demand remains unsettled, the amount demanded. The surviving corporation is required to make all dissenting stockholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting stockholder. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting stockholder made a party to the proceeding is entitled to judgment for the fair value of such holder's shares plus interest to the date of judgment.

     The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against the surviving corporation, except that the court may assess the costs against all or some of the dissenting stockholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against the surviving corporation if the court finds the surviving corporation did not substantially comply with the requirements of specified provisions of Article 13 of the Georgia Act, or against either the surviving corporation or a dissenting stockholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13 of the Georgia Act.

     If the court finds that the services of attorneys for any dissenting stockholder were of substantial benefit to other dissenting stockholders similarly situated, and that the fees for those services should not be assessed against the surviving corporation, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting stockholders who were benefitted. No action by any dissenting stockholder to enforce dissenters' rights may be brought more than three years after the Effective Date, regardless of whether notice of the Merger and of the right to dissent was given by GFB or the surviving corporation in compliance with the Dissenters' Notice and payment offer requirements.

     The foregoing is a summary of the material rights of a dissenting stockholder of GFB, but is qualified in its entirety by reference to Article 13 of the Georgia Act, included in Appendix C to this Prospectus/Proxy Statement. Any GFB stockholder who intends to dissent from approval of the Agreement should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to GFB stockholders, except as indicated above or otherwise required by law.

     Any dissenting GFB stockholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes.
See "--Certain Federal Income Tax Consequences of the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of certain anticipated federal income tax consequences of the Merger. This summary is based on the federal income tax laws now in effect and as currently interpreted; it does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary does not purport to address all aspects of the possible federal income tax consequences of the Merger and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not address the federal income tax consequences of the Merger to stockholders in light of their particular circumstances or status (for example, as foreign persons, tax-exempt entities, dealers in securities, insurance companies, and corporations, among others). Nor does this summary address any consequences of the Merger under any state, local, estate, or foreign tax laws. Stockholders, therefore, are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including tax return reporting requirements, the application and effect of federal, foreign, state, local, and other tax laws, and the implications of any proposed changes in the tax laws.

      A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, consummation of the Merger is conditioned upon receipt by Regions and GFB of an opinion from Alston &
Bird LLP, special counsel to Regions, concerning certain federal income tax consequences of the proposed Merger under federal income tax law. Based upon representations made by Regions and GFB, it is such firm's opinion that:

     (a) Provided the Merger qualifies as a statutory merger under the Delaware GCL and the Georgia Act and notwithstanding the Bank Merger, the Merger will be a reorganization within the meaning of Section 368(a) of the Code. GFB and Regions will each be "a party to a reorganization" within the meaning of
Section 368(b) of the Code.

     (b) The stockholders of GFB will recognize no gain or loss upon the exchange of their GFB Common Stock solely for shares of Regions Common Stock.

     (c) The basis of the Regions Common Stock received by the GFB stockholders in the Merger will, in each instance, be the same as the basis of the GFB Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

     (d) The holding period of the Regions Common Stock received by the GFB stockholders will, in each instance, include the period during which the GFB Common Stock surrendered in exchange therefor was held, provided that the GFB Common Stock was held as a capital asset on the date of the exchange.

     (e) The payment of cash to GFB stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

     (f) Where solely cash is received by a GFB stockholder in exchange for GFB Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's GFB Common Stock, subject to the provisions and limitations of Section 302 of the Code.

     The tax opinion does not address any state, local, foreign, or other tax consequences of the Merger. GFB stockholders should consult their own tax advisors with respect to the tax consequences of the proposed transaction to them individually, including tax consequences under state, local, or foreign law.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a "purchase," as that term is used pursuant to GAAP, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of GFB as of the Effective Date will be recorded at their estimated respective fair values and added to those of Regions. Financial statements of Regions issued after the Effective Date will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of GFB.

EXPENSES AND FEES

     The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees and printing costs in connection with this Proxy Statement/Prospectus.

RESALES OF REGIONS COMMON STOCK

     The Regions Common Stock to be issued to GFB stockholders in the Merger has been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, GFB (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Special Meeting. Affiliates may not sell shares of Regions Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or another applicable exemption from the Securities Act registration requirements or in accordance with a legal opinion satisfactory to Regions that such sale or transfer is otherwise exempt from the Securities Act registration requirements.

     Each person who GFB reasonably believes will be an affiliate of GFB has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     As a result of the Merger, holders of GFB Common Stock will be exchanging their shares of a Georgia corporation governed by the Georgia Act and GFB's Articles of Incorporation, as amended (the "Articles"), and Bylaws, for shares of Regions, a Delaware corporation governed by the Delaware GCL and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Certain significant differences exist between the rights of GFB stockholders and those of Regions stockholders. The differences deemed material by GFB and Regions are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that may be deemed to have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Georgia Act and the Delaware GCL as well as to Regions' Certificate and Bylaws and GFB's Articles and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

     The provisions of Regions' Certificate and Bylaws described below under the headings, "--Authorized Capital Stock," "--Amendment of Certificate or Articles of Incorporation and Bylaws," "--Classified Board of Directors and Absence of Cumulative Voting," "--Removal of Directors," "--Limitations on Director Liability," "--Special Meetings of Stockholders," "--Actions by Stockholders Without a Meeting," "--Stockholder Nominations," and "--Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware GCL described under the heading "--Business Combinations With Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

     Although Regions' management believes the Protective Provisions are, therefore, beneficial to Regions' stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

     The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

     Regions. The Certificate authorizes the issuance of up to 240,000,000 shares of Regions Common Stock, of which 136,722,982 shares were issued and outstanding as of June 30, 1997, and 5,000,000 shares of preferred stock, none of which are outstanding. Regions' Board of Directors may authorize the issuance of additional shares of Regions Common Stock or preferred stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. The Certificate does not provide preemptive rights to Regions stockholders.


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




     The authority to issue additional shares of Regions capital stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions. Regions has committed not to issue shares of preferred stock for any anti-takeover purpose, including any purpose to make a change in control of Regions more costly or difficult.

     GFB. GFB's authorized capital stock consists of 8,000,000 shares of common stock, of which _______ shares were issued and outstanding as of the Record Date, and 2,000,000 shares of preferred stock, none of which are outstanding.

     Pursuant to the Georgia Act, GFB's Board of Directors may authorize the issuance of additional shares of GFB Common Stock without further action by GFB's stockholders. GFB's Articles, as amended, do not provide the stockholders of GFB with preemptive rights to purchase or subscribe to any unissued authorized shares of GFB Common Stock or any option or warrant for the purchase thereof.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

     Regions. The Delaware GCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

     The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

     GFB. The Georgia Act generally provides that a Georgia corporation's articles of incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote thereon, unless the articles of incorporation provide for a higher or lower voting requirement. GFB's Articles provide that the affirmative vote of a majority of the outstanding voting shares is required to amend the Articles, unless the amendment concerns capital stock, directors, directors' liability, stockholder's meetings, indemnification, certain business transactions, or Bylaws. As to such categories the Articles impose a voting requirement for approval of amendment of at least 67% of the then outstanding shares of capital stock, unless at least 67% of the Board of Directors has approved the amendment, in which case approval of a majority of the outstanding voting shares is sufficient.

     The Articles also provide that the Board of Directors has the power to adopt, amend, or repeal the Bylaws by a vote of at least 67% of the directors then in office, subject to the powers of the holders of the capital stock to alter, amend, or repeal the Bylaws. The affirmative vote of at least 67% of the voting power of the then outstanding shares of capital stock is required for the holders of capital stock to alter, amend, or repeal any provision of the Bylaws.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

     Regions. The Certificate provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

     The effect of Regions' having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the Board.

     Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions Common Stock to obtain representation on Regions' Board of Directors.

     GFB. GFB's Articles generally provide for a classified board of directors with three classes, and provide that voting stock does not have cumulative voting rights.

REMOVAL OF DIRECTORS

     Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

     GFB. Pursuant to GFB's Bylaws and Articles, a director may be removed at any time, but only for cause, by the affirmative vote of at least 67% of the then outstanding shares of capital stock. Only the affirmative vote of a majority of the holders of outstanding shares of capital stock must approve the removal if at least 67% of the Board of Directors then in office has approved such action by resolution.

LIMITATIONS ON DIRECTOR LIABILITY

     Regions. The Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

     GFB. The Georgia Act generally permits a corporation's articles of incorporation to relieve directors of liability for money damages for good faith conduct. The Articles provide that a director of GFB shall not be personally liable to GFB or its stockholders for monetary damages for breach of duty of care or other duty as director except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of GFB; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law;
(iii) for certain unlawful transactions; or (iv) for any transaction from which the director derives an improper personal benefit.

INDEMNIFICATION

     Regions. The Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware GCL. Under Section 145 of the Delaware GCL as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

     GFB. GFB's Articles provide for indemnification of its directors, officers, and each director or officer who is serving or has served as an officer, director, partner, joint venturer or trustee of another corporation, partnership, joint venture, trust, or other enterprise. Such persons are indemnified against expenses (including attorney's fees), judgments, fines and amounts paid in settlement which are allowed to be paid or reimbursed by GFB under the laws of the State of Georgia and which are actually and reasonably incurred in connection with any action, suit or proceeding, pending or threatened, whether civil, criminal, administrative or investigative in which such person may be involved by reason of his being or having been a director or officer of GFB or of such other enterprises. The indemnification shall be made only in accordance with the laws of the State of Georgia.

SPECIAL MEETINGS OF STOCKHOLDERS

     Regions. Regions' Certificate and Bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

     GFB. Under the Articles, a special meeting of GFB stockholders may be called at any time by the Chairman of the Board, by a majority of the directors then in office, or by written request of the holders of at least 51% of the then outstanding shares of capital stock.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

     Regions. The Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the Board of Directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

     GFB. Under the Articles no action requiring or permitting stockholder approval may be approved by written consent of stockholders.

STOCKHOLDER NOMINATIONS

     Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

     GFB. GFB's Bylaws provide for nomination by stockholders of individuals for election to the Board of Directors in substantially the same manner as is provided by Regions' Certificate and Bylaws, but with generally shorter time periods. The Bylaws require that the stockholder's notice set forth all information relating to the nominated person as required to be disclosed in solicitation of proxies for election of directors, or as otherwise required under Regulation 14A of the Securities and Exchange Act of 1934. This information includes the person's written consent to being named in a proxy statement as a nominee and to serving as a director if elected. The stockholder giving the notice should include the stockholder's name as it appears on the books of GFB and the class and number of shares of GFB's capital stock that the stockholder beneficially owns.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

     Regions. The Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, or (ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the Board of Directors after the party becomes such a 5.0% beneficial owner. In addition, the Delaware GCL generally requires the approval of a majority of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (iii) the dissolution of Regions. However, pursuant to the Delaware GCL, Regions may enter into a merger transaction without stockholder approval if (i) Regions is the surviving corporation, (ii) the agreement of merger does not amend in any respect Regions' Certificate, (iii) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (iv) either no shares of Regions Common Stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions Common Stock outstanding immediately prior to the effective date of the merger.

     GFB. The Articles provide that certain business combination transactions may not be consummated unless approved by the affirmative vote of 67% of the outstanding shares of capital stock entitled to vote. Only the affirmative vote of a majority of the outstanding shares of capital stock is required if 67% of the Board of Directors then in office has approved any such action by resolution. Absent such provision, the Georgia Act would require approval of a majority of the outstanding shares of GFB Common Stock.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

     Regions. Section 203 of the Delaware GCL ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by
Section 203.

     Regions has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or
(iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

     GFB. Neither GFB's Articles nor Bylaws provide that GFB will be subject to the sections of the Georgia Act that place restrictions on certain business combinations.

DISSENTERS' RIGHTS

     Regions. The rights of appraisal of dissenting stockholders of Regions are governed by the Delaware GCL. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Regions Common Stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions Common Stock do not have dissenters' rights.

     GFB. The rights of appraisal of dissenting stockholders under Georgia law are generally similar to those afforded under the Delaware GCL. The provisions of the Georgia Act governing the rights of dissenting stockholders is included as Appendix C. For a summary of such provisions and the procedures to be followed by stockholders who desire to dissent from the Merger and receive the fair value of their shares of GFB Common Stock in cash, see "Description of the Transaction--Dissenting Stockholders."

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

     Regions. The Delaware GCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

     GFB. Pursuant to the Georgia Act, upon written notice of a demand to inspect corporate records, a stockholder is entitled to inspect specified corporate records, including articles of incorporation and bylaws, minutes of stockholder meetings and certain resolutions adopted at director meetings, stockholder list, and all stockholder communications for the preceding three years, including financial statements. Upon demonstration of a proper purpose, a stockholder may be entitled to inspect other corporate records.

DIVIDENDS

     Regions. The Delaware GCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Certain Regulatory Considerations--Payment of Dividends."

     GFB. Pursuant to the Georgia Act, a board of directors may from time to time make distributions to its stockholders, subject to restrictions in its articles of incorporation, provided that no distribution may be made if, after giving it effect, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

     Market Prices. Regions Common Stock is quoted on the Nasdaq National Market under the symbol "RGBK." GFB Common Stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions Common Stock as reported on the Nasdaq National Market, the high and low prices for GFB Common Stock and the cash dividends declared per share of Regions Common Stock and GFB Common Stock for the indicated periods. The amounts indicated for Regions have been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997. The prices indicated for GFB are based on transactions of which GFB management is aware.

                                              Regions                                          GFB
                                     Price Range       Cash Dividends              Price Range      Cash Dividends
                                     -----------         Declared                  -----------         Declared
                                  High          Low      Per Share                High      Low       Per Share
                                  ----          ---      ---------               ------    ------     ---------

1995
First Quarter  ...............   $ 18.25      $ 15.82   $ .165                   $17.50    $17.50       $.15
Second Quarter................     18.72        17.25     .165                   $17.50    $17.50       $.15
Third Quarter.................     20.63        18.50     .165                   $17.50    $17.50       $.45
Fourth Quarter................     22.44        19.82     .165                   $17.50    $17.50       $.20

1996
First Quarter ................     24.00        20.38     .175                   $17.50    $16.50       $.15
Second Quarter ...............     24.19        21.13     .175                   $17.00    $16.50       $.15
Third Quarter.................     24.32        21.82     .175                   $17.00    $17.00       $.55
Fourth Quarter................     26.88        24.38     .175                   $17.00    $17.00       $.20

1997
First Quarter.................     30.94        25.69     .20                    $17.00    $17.00       $.15
Second Quarter................     33.25        27.38     .20                    $17.00    $17.00       $.15
Third Quarter.................     39.13        32.06     .20                    $17.00    $17.00       $.55
Fourth Quarter (Through______,
   1997)......................

     On _______, 1997, the latest practicable date prior to the mailing of this Proxy Statement/Prospectus, the last reported sale price of Regions Common Stock as reported on NASDAQ was $ ______ per share, and the price of GFB Common Stock in the last transaction know to GFB management, which occurred on ______, 1997, was $______ per share. On June 10, 1997, the last business day prior to public announcement of the proposed Merger, the last reported sale price of Regions Common Stock as reported on NASDAQ, was $30.63 per share, and the price of GFB Common Stock in the last transaction known to GFB management prior to June 10, 1997, which occurred on March 25, 1997, was $17.00 per share.

     Dividends. The holders of Regions Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions Common Stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

     Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions, particularly Regions Bank in Alabama. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations--Payment of Dividends."

     The payment of cash dividends to the holders of GFB Common Stock is subject to authorization of the Board of Directors of GFB. In addition to the cash dividends paid by GFB shown in the above table, GFB paid stock dividends on the basis of one share of GFB Common Stock for each 20 shares held by a stockholder of record as of September 1, 1994, 1995 and 1996. GFB, a savings and loan holding company, is a legal entity separate and distinct from its subsidiary financial institution and its revenues depend on the payment of dividends from its subsidiary financial institution which in turn is subject to certain legal restrictions on the amount of dividends it may pay to the GFB.

     Shareholders of Record. As of the record date, there were approximately __________ holders of record of Regions Common Stock and approximately
400 holders of record of GFB Common Stock.

                                 BUSINESS OF GFB

      GFB is a savings and loan holding company organized under the laws of the state of Georgia with its principal executive office located in Griffin, Georgia. GFB operates principally through the Bank, which is a federally-chartered stock savings bank and which provides a range of retail banking services through its main office in Griffin, Georgia. At June 30, 1997, GFB had total consolidated assets of approximately $98.4 million, total consolidated deposits of approximately $79.4 million, and total consolidated stockholders' equity of approximately $12.8 million. GFB's principal executive office is located at 327 West Taylor Street, Griffin, Georgia, 30223 and its telephone number at such address is (770) 228-2786.

     Additional information with respect to GFB and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. A copy of GFB's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, accompanies this Proxy Statement/Prospectus.

               VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF GFB

     The following table sets forth certain information concerning the beneficial owners of more than 5.0% of GFB Common Stock, as of the Record Date.

                          Name and Address                Amount and Nature        Percent of
Title of Class            of Beneficial Owner           Beneficial Ownership          Class
--------------            -------------------           --------------------          -----

Common Stock           Jerry L. Savage                         79,425                  8.0 %
                       425 Audubon Circle
                       Griffin, Georgia 30223

                               BUSINESS OF REGIONS

GENERAL

     Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 441 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of June 30, 1997. At that date, Regions had total consolidated assets of approximately $21.2 billion, total consolidated deposits of approximately $16.8 billion and total consolidated stockholders' equity of approximately $1.8 billion. Regions operates banking subsidiaries in Alabama, Florida, Georgia, Louisiana, and Tennessee and banking-related subsidiaries engaged in mortgage banking, credit life insurance, and investment brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     The following table presents information about Regions' banking operations in the states in which its subsidiary depository institutions are located, based on June 30, 1997 information:

                                          Number of               Total               Total
                                       Banking Offices           Assets             Deposits
                                       ---------------           ------             --------
                                                                       (In millions)

             Alabama............             184              $ 12,570              $ 9,487
             Florida............              50                 1,685                1,475
             Georgia............             107                 4,333                3,620
             Louisiana..........              75                 2,526                2,145
             Tennessee..........              25                   522                  471

     Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. In 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is
(205) 326-7100.

      Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

     Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Documents Incorporated by Reference."

RECENT DEVELOPMENTS

     Recent Acquisitions. Since December 31, 1996, Regions has completed the acquisitions of eight financial institutions, certain aspects of which transactions are set forth in the following table:

                                                                                  Consideration
                                                                                  -------------
                                                                      Approximate
                                                                      -----------
                                                                                                      Accounting
                      Institution                           Asset Size(1)    Value(1)      Type        Treatment
                      -----------                           -------------    --------      ----        ---------
                                                                    (In millions)

Florida First Bancorp, Inc., located in Panama              $     297       $   40         Cash        Purchase
City, Florida

Allied Bankshares, Inc., located in Thomson,                      569          158        Regions       Pooling
Georgia                                                                                   Common          of
                                                                                           Stock       Interests

West Carroll Bancshares, Inc., located in                         127           37        Regions       Pooling
Oak Grove, Louisiana                                                                      Common          of
                                                                                           Stock       Interests

Gulf South Bancshares, Inc., located in Gretna,                    55           10        Regions       Pooling
Louisiana                                                                                 Common          of
                                                                                           Stock       Interests

First Mercantile National Bank, located in Longwood,              157           18         Cash        Purchase
Florida

The New Iberia Bancorp, Inc., located in New Iberia,              313           65        Regions       Pooling
Louisiana                                                                                 Common          of
                                                                                           Stock       Interests

First Bankshares, Inc., located in Hapeville,                     127           20        Regions       Pooling
Georgia                                                                                   Common          of
                                                                                           Stock       Interests

SB&T Corporation, located in Smyrna,                              148           33        Regions       Pooling
Georgia                                                                                   Common          of
                                                                                           Stock       Interests
                                                            ---------       ------
                      Totals                                $   1,793       $  381
                                                            =========       ======

---------------
(1) Calculated as of the date of consummation.

     Other Pending Acquisitions. As of the date of this Proxy
Statement/Prospectus, Regions has pending three acquisitions in addition to the Merger, certain aspects of which transactions (the "Other Pending Acquisitions") are set forth below:

                                                                                  Consideration
                                                                                  -------------
                                                                     Approximate
                                                                     -----------
                                                                                                      Accounting
                      Institution                            Asset Size      Value(1)      Type        Treatment
                      -----------                            ----------      --------      ----        ---------
                                                                     (In millions)
Greenville Financial Corporation, located in                 $  134          $ 34         Regions       Pooling
Greenville, South Carolina                                                                Common          of
                                                                                           Stock       Interests

PALFED, Inc. , located in Aiken,                                665           145         Regions       Pooling
South Carolina                                                                            Common          of
                                                                                           Stock       Interests

First United Bancorporation, located in Anderson,               292            80         Regions       Pooling
South Carolina                                               ------          ----         Common          of
                                                                                           Stock       Interests

                      Totals                                 $1,091          $259
---------------                                              ======          ====

(1)  Calculated as of the date of announcement of the transaction.

     If the Merger and the Other Pending Acquisitions had been consummated on June 30, 1997, Regions' total consolidated assets would have increased by approximately $1.2 billion to approximately $22.4 billion; its total consolidated deposits would have increased by approximately $989 million to approximately $17.8 billion; and its total consolidated stockholders' equity would have increased by approximately $83 million to approximately $1.9 billion.

                        CERTAIN REGULATORY CONSIDERATIONS

     The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and GFB. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1996. See "Documents Incorporated by Reference."

GENERAL

     Regions is a bank holding company registered with the Federal Reserve under the BHC Act, and a savings and loan holding company registered with the Office of Thrift Supervision (the "OTS"). GFB is a savings and loan holding company registered with the OTS. As such, Regions and GFB and their non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve or the OTS, as the case may be.

     The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any depository institution if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the depository institution;
(ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any depository institution; or (iii) it may merge or consolidate with any other bank holding company. Similar federal statutes require savings and loan holding companies and other companies to obtain the prior approval of the OTS before acquiring direct or indirect ownership or control of a savings association.

     The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977.

     The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective in September 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that Regions, and any other bank holding company located in Alabama may now acquire a bank located in any other state, and any bank holding company located outside Alabama may lawfully acquire any Alabama-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state had the ability to "opt out" and prohibit interstate branching altogether. None of the states in which the banking subsidiaries of Regions or GFB are located has "opted out." Accordingly, Regions has the ability to consolidate all of its bank subsidiaries into a single bank with interstate branches.

     The BHC Act generally prohibits Regions and GFB from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

     Each of the subsidiary depository institutions of Regions and GFB is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

      The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of Regions and GFB (the FDIC and the applicable state authority in the case of state-chartered nonmember banks and the OTS in the case of federally chartered thrift institutions) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

     Regions and GFB are legal entities separate and distinct from their banking, thrift, and other subsidiaries. The principal sources of cash flow of both Regions and GFB, including cash flow to pay dividends to their respective stockholders, are dividends from their subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Regions and GFB, as well as by Regions and GFB to their stockholders.

     As to the payment of dividends, the Bank and all of Regions' state-chartered banking subsidiaries are subject to the respective laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator. Regions' subsidiaries that are thrift institutions are subject to the OTS' capital distributions regulation.

     If, in the opinion of the federal banking regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

     At June 30, 1997, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of Regions and GFB, without obtaining governmental approvals, could declare aggregate dividends to Regions and GFB of approximately $172 million and $6 million respectively.

     The payment of dividends by Regions and GFB and their subsidiary depository institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

      Regions, GFB, and their respective subsidiary depository institutions are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Regions, the OTS in the case of GFB, and the appropriate federal banking regulator in the case of each of their subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio (the "Total Capital Ratio") of total capital ("Total Capital") to risk- weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At June 30, 1997, Regions' consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 12.44% and 9.98%, respectively.

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Regions' Leverage Ratio at June 30, 1997 was 7.58%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities.

     Each of Regions' and GFB's subsidiary depository institutions is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve. Each of the subsidiary depository institutions was in compliance with applicable minimum capital requirements as of June 30, 1997. Neither Regions, GFB, nor any of their subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

     Failure to meet capital guidelines could subject a bank or thrift institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

     The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the OCC, and the FDIC have, pursuant to FDICIA, recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies have concurrently proposed a methodology for evaluating interest rate risk which would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

     Under Federal Reserve policy, Regions and GFB are expected to act as sources of financial strength for, and to commit resources to support, each of their respective banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, Regions or GFB may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Under the Federal Deposit Insurance Act ("FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or
(ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The subsidiary depository institutions of Regions are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of Regions' respective investments in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

     FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk- based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

     At June 30, 1997, all of the subsidiary depository institutions of Regions and GFB had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

     Pursuant to FDICIA, the FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") for the first half of 1995, as they had been during 1994, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (i.e., "well capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (i.e., 1.25%) within a specified period of time.

     Once the designated ratio for the BIF was reached in May 1995, the FDIC reduced the assessment rate applicable to BIF deposits in two stages, so that, beginning in 1996, the deposit insurance premiums for 92% of all BIF members in the highest capital and supervisory categories were set at $2,000 per year, regardless of deposit size. The FDIC elected to retain the existing assessment rate range of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund.

     Recognizing that the disparity between the SAIF and BIF premium rates have adverse consequences for SAIF-insured institutions and other banks with SAIF assessed deposits, including reduced earnings and an impaired ability to raise funds in capital markets and to attract deposits, in July 1995, the FDIC, the Treasury Department, and the OTS released statements outlining a proposed plan to recapitalize the SAIF, the principal feature of which was a special one-time assessment on depository institutions holding SAIF-insured deposits, which was intended to recapitalize the SAIF at a reserve ratio of 1.25%. This proposal contemplated elimination of the disparity between the assessment rates on BIF and SAIF deposits following recapitalization of the SAIF.

     A variation of this proposal designated the Deposit Insurance Funds Act of 1996 (the "Funds Act") was enacted by Congress as part of the omnibus budget legislation and signed into law on September 30, 1996. As directed by the Funds Act, the FDIC implemented a special one-time assessment of approximately 65.7 basis points (0.657%) on a depository institution's SAIF-insured deposits held as of March 31, 1995 (or approximately 52.6 basis points on SAIF deposits acquired by banks in certain qualifying transactions). Regions recorded a charge against earnings for the special assessment in the quarter ended September 30, 1996 in the pre-tax amount of approximately $21.0 million. GFB was not affected by the special assessment.

     In addition, the FDIC has implemented a revision in the SAIF assessment rate schedule which effected, as of October 1, 1996 (i) a widening in the assessment rate spread among institutions in the different capital and risk assessment categories, (ii) an overall reduction of the assessment rate range assessable on SAIF deposits of from 0 to 27 basis points, and (iii) a special interim assessment rate range for the last quarter of 1996 of from 18 to 27 basis points on institutions subject to FICO assessments. Effective January 1, 1997, FICO assessments will be imposed on both BIF- and SAIF-insured deposits in annual amounts presently estimated at 1.29 basis points and 6.44 basis points, respectively. Beginning in January, 2000, BIF- and SAIF- insured institutions will share the FICO interest costs at equal rates currently estimated 2.43 basis points. Regions anticipates that the net effect of the decrease in the premium assessment rate on SAIF deposits will result in a reduction in its total deposit insurance premium assessments for the years 1997 through 1999, assuming no further changes in announced premium assessment rates.

     Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

                       DESCRIPTION OF REGIONS COMMON STOCK

     Regions is authorized to issue 240,000,000 shares of Regions Common Stock, of which 136,722,982 shares were issued and outstanding at June 30, 1997, and 5,000,000 shares of preferred stock, none of which are outstanding. No other class of stock is authorized.

     Holders of Regions Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At June 30, 1997, under such requirements and guidelines, Regions' subsidiary institutions had $172 million of undivided profits legally available for the payment of dividends. See "Certain Regulatory Considerations--Payment of Dividends."

     For a further description of Regions Common Stock, see "Effect of the Merger on Rights of Stockholders."

                              STOCKHOLDER PROPOSALS

     Regions expects to hold its next annual meeting of stockholders after the Merger during May 1998. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must be received by Regions at its principal executive offices no later than December 2, 1997, for consideration by Regions for possible inclusion in such proxy materials.

                                     EXPERTS

     The consolidated financial statements of Regions, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, for the periods indicated in their report thereon which is included in the Annual Report to Stockholders which is incorporated by reference in Regions' Annual Report on Form 10-K for the year ended December 31, 1996. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

     The consolidated financial statements of GFB for the years ended June 30, 1997 and 1996, incorporated by reference in this Registration Statement, have been audited by Bricker & Melton P.A., independent auditors. The financial statements audited by Bricker & Melton P.A. have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

                                    OPINIONS

     The legality of the shares of Regions Common Stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville, is a member of the Board of Directors of Regions. As of _______, 1997, attorneys in the law firm of Lange, Simpson, Robinson & Somerville owned an aggregate of _______ shares of Regions Common Stock.

     Certain tax consequences of the transaction have been passed upon by Alston & Bird, Atlanta, Georgia.

                                                                           FINAL

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                              GF BANCSHARES, INC.

                                      AND

                         REGIONS FINANCIAL CORPORATION

                            DATED AS OF MAY 29, 1997

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     -----
Parties............................................................    A-4
Preamble...........................................................    A-4
ARTICLE ONE -- TRANSACTIONS AND TERMS OF MERGER....................    A-4
  1.1  Merger......................................................    A-4
  1.2  Time and Place of Closing...................................    A-4
  1.3  Effective Time..............................................    A-4
ARTICLE TWO -- TERMS OF MERGER.....................................    A-5
  2.1  Certificate of Incorporation................................    A-5
  2.2  Bylaws......................................................    A-5
  2.3  Directors and Officers......................................    A-5
ARTICLE THREE -- MANNER OF CONVERTING SHARES.......................    A-5
  3.1  Conversion of Shares........................................    A-5
  3.2  Anti-Dilution Provisions....................................    A-5
  3.3  Shares Held by GF or Regions................................    A-5
  3.4  Dissenting Stockholders.....................................    A-6
  3.5  Fractional Shares...........................................    A-6
  3.6  Conversion of Stock Options; Restricted Stock...............    A-6
ARTICLE FOUR -- EXCHANGE OF SHARES.................................    A-7
  4.1  Exchange Procedures.........................................    A-7
  4.2  Rights of Former GF Stockholders............................    A-7
ARTICLE FIVE -- REPRESENTATIONS AND WARRANTIES OF GF...............    A-8
  5.1  Organization, Standing, and Power...........................    A-8
  5.2  Authority; No Breach By Agreement...........................    A-8
  5.3  Capital Stock...............................................    A-8
  5.4  GF Subsidiaries.............................................    A-9
  5.5  Financial Statements........................................    A-9
  5.6  Absence of Undisclosed Liabilities..........................    A-9
  5.7  Absence of Certain Changes or Events........................    A-9
  5.8  Tax Matters.................................................   A-10
  5.9  Assets......................................................   A-10
 5.10  Environmental Matters.......................................   A-11
 5.11  Compliance With Laws........................................   A-11
 5.12  Labor Relations.............................................   A-12
 5.13  Employee Benefit Plans......................................   A-12
 5.14  Material Contracts..........................................   A-13
 5.15  Legal Proceedings...........................................   A-13
 5.16  Statements True and Correct.................................   A-14
 5.17  Tax, and Regulatory Matters.................................   A-14
 5.18  State Takeover Laws.........................................   A-14
 5.19  Articles of Incorporation Provisions........................   A-14
 5.20  Support Agreements..........................................   A-14
 5.21  Derivatives Contracts.......................................   A-15
 5.22  Year 2000...................................................   A-15
ARTICLE SIX -- REPRESENTATIONS AND WARRANTIES OF REGIONS...........   A-15
  6.1  Organization, Standing, and Power...........................   A-15
  6.2  Authority; No Breach By Agreement...........................   A-15
  6.3  Capital Stock...............................................   A-15
  6.4  SEC Filings; Financial Statements...........................   A-16
  6.5  Absence of Undisclosed Liabilities..........................   A-16
  6.6  Absence of Certain Changes or Events........................   A-16

                                                                     PAGE
                                                                     -----
  6.7  Compliance With Laws........................................   A-16
  6.8  Legal Proceedings...........................................   A-17
  6.9  Statements True and Correct.................................   A-17
 6.10  Tax, and Regulatory Matters.................................   A-17
ARTICLE SEVEN -- CONDUCT OF BUSINESS PENDING CONSUMMATION..........   A-18
  7.1  Covenants of Both Parties...................................   A-18
  7.2  Covenants of GF.............................................   A-18
  7.3  Covenants of Regions........................................   A-19
  7.4  Adverse Changes in Condition................................   A-19
  7.5  Reports.....................................................   A-19
ARTICLE EIGHT -- ADDITIONAL AGREEMENTS.............................   A-20
       Registration Statement; Proxy Statement; Stockholder
  8.1  Approval....................................................   A-20
  8.2  Nasdaq/NMS Listing..........................................   A-20
  8.3  Applications................................................   A-20
  8.4  Agreement as to Efforts to Consummate.......................   A-20
  8.5  Investigation and Confidentiality...........................   A-20
  8.6  Press Releases..............................................   A-21
  8.7  Certain Actions.............................................   A-21
  8.8  Tax Matters.................................................   A-21
  8.9  Agreement of Affiliates.....................................   A-21
 8.10  Employee Benefits and Contracts.............................   A-22
 8.11  Indemnification.............................................   A-22
 8.12  State Takeover Laws.........................................   A-22
 8.13  Articles of Incorporation Provisions........................   A-22
ARTICLE NINE -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE..   A-23
  9.1  Conditions to Obligations of Each Party.....................   A-23
  9.2  Conditions to Obligations of Regions........................   A-24
  9.3  Conditions to Obligations of GF.............................   A-24
ARTICLE TEN -- TERMINATION.........................................   A-25
 10.1  Termination.................................................   A-25
 10.2  Effect of Termination.......................................   A-26
 10.3  Non-Survival of Representations and Covenants...............   A-26
ARTICLE ELEVEN -- MISCELLANEOUS....................................   A-26
 11.1  Definitions.................................................   A-26
 11.2  Expenses....................................................   A-30
 11.3  Brokers and Finders.........................................   A-31
 11.4  Entire Agreement............................................   A-31
 11.5  Amendments..................................................   A-31
 11.6  Waivers.....................................................   A-31
 11.7  Assignment..................................................   A-31
 11.8  Notices.....................................................   A-31
 11.9  Governing Law...............................................   A-32
11.10  Counterparts................................................   A-32
11.11  Captions....................................................   A-32
11.12  Severability................................................   A-32
Signatures.........................................................   A-33

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of May 29, 1997, by and between GF BANCSHARES, INC. ("GF"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Griffin, Georgia, and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of GF and Regions are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of GF by Regions pursuant to the merger of GF into and with Regions. At the effective time of such merger, the outstanding shares of the capital stock of GF shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of GF shall become stockholders of Regions and each of the subsidiaries of GF shall continue to conduct its business and operations as a wholly owned subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of GF, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, and other applicable federal and state regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall be accounted for as a purchase.

     As a condition and inducement to Regions' willingness to consummate the transactions contemplated by this Agreement, prior to the execution of this Agreement, each of GF's directors will execute and deliver to Regions an agreement (a "Support Agreement"), in substantially the form of Exhibit 1 to this Agreement.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, GF shall be merged into and with Regions in accordance with the provisions of Sections 14-2-1103 and 14-2-1107 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC and of Section 258 of the DGCL and with the effect provided in Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation of the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Boards of Directors of GF and Regions.

     1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at the offices of Regions, or such other place as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Georgia Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia and the Delaware Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of GF approve this Agreement to the extent such approval is required by applicable Law.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 Certificate of Incorporation. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.3 Directors and Officers. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of GF Common Stock (excluding shares held by GF or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into that multiple of a share of Regions Common Stock (the "Exchange Ratio") obtained by dividing (i) $18.00 (ii) by the Average Closing Price (defined to mean the average of the daily last sale prices for the shares of Regions Common Stock for the ten (10) consecutive trading days on which such shares are quoted on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions ending at the close of trading on the last trading day immediately preceding the date of the Stockholders' Meeting).

     3.2 Anti-Dilution Provisions. In the event GF changes the number of shares of GF Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be subsequent to the first day of the ten-day trading period utilized to calculate the Average Closing Price but prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Shares Held by GF or Regions. Each of the shares of GF Common Stock held by any GF Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Stockholders. Any holder of shares of GF Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Sections 14-2-1301 et seq. of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the GBCC and surrendered to GF the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of GF fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of GF Common Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of GF Common Stock held by such holder. GF will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to GF.

     3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of GF Common Stock exchanged pursuant to the Merger, or of options to purchase shares of GF Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.6 Conversion of Stock Options; Restricted Stock. (a) At the Effective Time, all rights with respect to GF Common Stock pursuant to stock options or stock appreciation rights ("GF Options") granted by GF under the GF Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each GF Option, in accordance with the terms of the GF Stock Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each GF Option assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (ii) the number of shares of Regions Common Stock subject to such GF Option shall be equal to the number of shares of GF Common Stock subject to such GF Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such GF Option shall be adjusted by dividing the per share exercise price under each such GF Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." GF agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

     (b) All restrictions or limitations on transfer with respect to GF Common Stock awarded under the GF Stock Plans or any other plan, program, or arrangement of any GF Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 Exchange Procedures. Promptly after the Effective Time, Regions shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of GF appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of GF Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of GF Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of GF Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of GF Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of GF Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of GF Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Regions, GF, nor the Exchange Agent shall be liable to a holder of GF Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former GF Stockholders. At the Effective Time, the stock transfer books of GF shall be closed as to holders of GF Common Stock immediately prior to the Effective Time, and no transfer of GF Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of GF Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of GF shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of GF Common Stock are converted, regardless of whether such holders have exchanged their certificates representing GF Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of GF Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such GF Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                      REPRESENTATIONS AND WARRANTIES OF GF

     GF hereby represents and warrants to Regions as follows:

     5.1 Organization, Standing, and Power. GF is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. GF is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GF.

     5.2 Authority; No Breach by Agreement. (a) GF has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of GF Common Stock. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been or will be duly and validly authorized by all necessary corporate action in respect thereof on the part of GF, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of GF Common Stock. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of GF, enforceable against GF in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by GF, nor the consummation by GF of the transactions contemplated hereby, nor compliance by GF with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of GF's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any GF Company under, any Contract or Permit of any GF Company which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GF, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any GF Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GF, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by GF of the Merger and the other transactions contemplated in this Agreement.

     5.3 Capital Stock. (a) The authorized capital stock of GF consists of 8,000,000 shares of GF Common Stock, of which 948,316 shares are issued and outstanding as of the date of this Agreement and not more than 1,037,919 shares will be issued and outstanding at the Effective Time, assuming the exercise of outstanding options. All of the issued and outstanding shares of GF Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of GF Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of GF. GF has reserved 89,603 shares of GF Common Stock for issuance under the GF Stock Plans, pursuant to which options to purchase not more than 89,603 shares of GF Common Stock are outstanding.

     (b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of GF outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of GF or contracts, commitments, understandings, or arrangements by which GF is or may be bound to issue additional shares of GF capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

     5.4 GF Subsidiaries. GF has disclosed in Section 5.4 of the GF Disclosure Memorandum all of the GF Subsidiaries as of the date of this Agreement. GF or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each GF Subsidiary. No equity securities of any GF Subsidiary are or may become required to be issued (other than to a GF Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any GF Subsidiary is bound to issue (other than to a GF Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any GF Company is or may be bound to transfer any shares of the capital stock of any GF Subsidiary (other than to a GF Company). There are no Contracts relating to the rights of any GF Company to vote or to dispose of any shares of the capital stock of any GF Subsidiary. All of the shares of capital stock of each GF Subsidiary held by a GF Company are duly authorized, validly issued, and fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the GF Company free and clear of any Lien. Each GF Subsidiary is either a bank, a savings association or a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is chartered or incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each GF Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GF. The only GF Subsidiary that is a depository institution is Griffin Federal. Griffin Federal is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by or the Savings Association Insurance Fund.

     5.5 Financial Statements. GF has disclosed in Section 5.5 of the GF Disclosure Memorandum, and has delivered to Regions copies of, all GF Financial Statements prepared for periods ended prior to the date hereof and will deliver to Regions copies of all GF Financial Statements prepared subsequent to the date hereof. The GF Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the GF Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the GF Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the GF Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments which were not or are not expected to be Material in amount or effect.).

     5.6 Absence of Undisclosed Liabilities. No GF Company has any Material Liabilities except Liabilities which are accrued or reserved against in the consolidated balance sheets of GF as of December 31, 1996 included in the GF Financial Statements or reflected in the notes thereto. No GF Company has incurred or paid any Liability since December 31, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice.

     5.7 Absence of Certain Changes or Events. Since December 31, 1996, except as disclosed in the GF Financial Statements or in Section 5.7 of the GF Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GF, and (ii) the GF Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of GF provided in Article Seven of this Agreement.

     5.8 Tax Matters. (a) All Tax returns required to be filed by or on behalf of any of the GF Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995 and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, to the Knowledge of GF, and all returns filed are complete and accurate. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on GF, except to the extent reserved against in the GF Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the GF Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable Taxing authorities) that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the GF Companies for the period or periods through and including the date of the respective GF Financial Statements has been made and is reflected on such GF Financial Statements.

     (d) Each of the GF Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

     (e) None of the GF Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (f) There are no Liens with respect to Taxes upon any of the assets of the GF Companies.

     (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the GF Companies that occurred during or after any Taxable Period in which the GF Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1994.

     (h) No GF Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (i) All Material elections with respect to Taxes affecting the GF Companies as of the date of this Agreement have been or will be timely made as set forth in Section 5.8 of the GF Disclosure Memorandum. After the date hereof, no election with respect to Taxes will be made without the prior written consent of Regions, which consent will not be unreasonably withheld.

     (j) No GF Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 Assets. Except as disclosed or reserved against in the GF Financial Statements or as disclosed in Section 5.9 of the GF Disclosure Memorandum, the GF Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets that are material to the business of the GF Companies. All Material tangible properties used in the businesses of the GF Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with GF's past practices. All Assets which are material to the business of the GF Companies, which are held under leases or subleases by any of the GF Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     5.10 Environmental Matters. (a) To the Knowledge of GF, each GF Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance in all Material respects with all Environmental Laws, except those violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GF.

     (b) There is no Litigation pending or to the Knowledge of GF threatened before any court, governmental agency, or authority, or other forum in which any GF Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any GF Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GF.

     (c) There is no Litigation pending or to the Knowledge of GF threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or GF in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under, or involving a Loan Property.

     (d) To the Knowledge of GF, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GF.

     (e) To the Knowledge of GF, during the period of (i) any GF Company's ownership or operation of any of their respective current properties, (ii) any GF Company's participation in the management of any Participation Facility, or,
(iii) any GF Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GF. Prior to the period of (i) any GF Company's ownership or operation of any of their respective current properties, (ii) any GF Company's participation in the management of any Participation Facility, or (iii) any GF Company's holding of a security interest in a Loan Property, to the Knowledge of GF, there were no releases of Hazardous Material or oil in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GF.

     5.11 Compliance With Laws. GF is duly registered as a savings and loan holding company under the HOLA. Each GF Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Section 5.11 of the GF Disclosure Memorandum, none of the GF Companies:

          (a) is in violation of any Material Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GF; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any GF Company is not in compliance with any of the Material Laws or Material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GF; (ii) threatening to revoke any Material Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GF; or (iii) requiring any GF Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or

     (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.12 Labor Relations. No GF Company is the subject of any Litigation asserting that it or any other GF Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other GF Company to bargain with any labor organization as to wages or conditions of employment, nor is any GF Company a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any GF Company, pending or threatened, or to its Knowledge, is there any activity involving any GF Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.13 Employee Benefit Plans. (a) GF has disclosed in Section 5.13 of the GF Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by any GF Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "GF Benefit Plans"). Any of the GF Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "GF ERISA Plan." Any GF ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "GF Pension Plan." On or after September 26, 1980, neither GF nor any GF Company has had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

     (b) GF has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such GF Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such GF Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1974, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any GF Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

     (c) Except as disclosed in Section 5.13 of the GF Disclosure Memorandum, all GF Benefit Plans are in compliance in all Material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GF. Each GF ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and GF is not aware of any circumstances which will or could result in revocation of any such favorable determination letter. Each trust created under any GF ERISA Plan has been determined to be exempt from Tax under
Section 501(a) of the Internal Revenue Code and GF is not aware of any circumstance which will or could result in revocation of such exemption. Except as disclosed in Section 5.13 of the GF Disclosure Memorandum, with respect to each GF Benefit Plan to the Knowledge of GF, no event has occurred which will or could give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code. There is no Material pending or, to the knowledge of GF, threatened Litigation relating to any GF ERISA Plan. No GF Company has engaged in a transaction with respect to any GF Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any GF Company to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

     (d) No GF Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position of any GF Pension Plan, (ii) no change in the actuarial assumptions with respect to any GF Pension Plan, and (iii) no Material increase in benefits under any GF Pension Plan as a result of plan amendments or changes in applicable Law or materially adversely affect the funding status of any such plan. Neither any GF Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any GF Company, or the single-employer plan of any entity which is considered one employer with GF under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or
Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No GF Company has provided, or is required to provide, security to a GF Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (e) No liability under Title IV of ERISA has been or is expected to be incurred by any GF Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any ERISA Affiliate).

     (f) Except as set forth in Section 5.13(f) of the Disclosure Memorandum, no GF Company has any obligations for retiree health and retiree life benefits under any of the GF Benefit Plans.

     (g) Except as set forth in Section 5.13(g) of the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any GF Company from any GF Company under any GF Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any GF Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (h) No oral or written representation or communication with respect to any aspect of the GF Benefit Plans has been made to employees of any of the GF Companies prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. All GF Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the GF Benefit Plans are correct and complete and there have been no changes in the information set forth therein.

     5.14 Material Contracts. Except as disclosed in Section 5.14 of the GF Disclosure Memorandum, none of the GF Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any GF Company or the guarantee by any GF Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts between or among GF Companies; and (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by GF with the Securities and Exchange Commission (the "SEC") as of the date of this Agreement if GF were required to file a Form 10-K with the SEC (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "GF Contracts"). None of the GF Companies is in Default under any GF Contract.

     5.15 Legal Proceedings. Except to the extent specifically reserved against in the GF Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the

Knowledge of GF, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any GF Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GF, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any GF Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GF. Section 5.15 of the GF Disclosure Memorandum provides a list of all Litigation in which a GF company is a named defendant.

     5.16 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by any GF Company or any Affiliate thereof to Regions pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any GF Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any GF Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to GF's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by a GF Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of GF, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any GF Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     5.17 Tax, and Regulatory Matters. No GF Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of GF, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such Section 9.1(b).

     5.18 State Takeover Laws. Each GF Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Georgia (collectively, "Takeover Laws"), including Sections 14-2-1111 and 14-2-1132 of the GBCC.

     5.19 Articles of Incorporation Provisions. Each GF Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person (other than a Regions Company) under the Articles of Incorporation, Bylaws, or other governing instruments of any GF Company or restrict or impair the ability of Regions to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any GF Company that may be acquired or controlled by it.

     5.20 Support Agreements. Each of the directors of GF has executed and delivered to Regions an agreement in substantially the form of Exhibit 1 to this Agreement.

     5.21 Derivatives Contracts. Neither GF nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

     5.22 Year 2000. GF represents and warrants that all computer software necessary for the conduct of its business (the "Software") is designed to be used prior to the calendar year 2000. To its Knowledge, GF believes that the Software will be modified or replaced by its vendors to operate during and after the calendar year 2000, without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to GF as follows:

     6.1 Organization, Standing, and Power. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 Authority; No Breach by Agreement. (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 Capital Stock. The authorized capital stock of Regions consists as of the date of this Agreement, of 120,000,000 shares of Regions Common Stock, of which 62,654,750 shares were issued and outstanding as of

December 31, 1996. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of GF Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of GF Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

     6.4 SEC Filings; Financial Statements. (a) Regions has filed all forms, reports, and documents required to be filed by Regions with the SEC since December 31, 1993, other than registration statements on Forms S-4 and S-8 (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading.

     (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

     6.5 Absence of Undisclosed Liabilities. No Regions Company has any Material Liabilities, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of December 31, 1996 included in the Regions Financial Statements or reflected in the notes thereto. No Regions Company has incurred or paid any Liability since December 31, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice.

     6.6 Absence of Certain Changes or Events. Since December 31, 1996, except as disclosed in the Regions Financial Statements filed with the SEC after such date and prior to the date of this Agreement, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.7 Compliance With Laws. Regions is duly registered as a bank holding company under the BHC Act and as a savings and loan holding company under HOLA. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions Companies:

          (a) is in violation of any Material Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Material Laws or Material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; or (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.8 Legal Proceedings. Except to the extent specifically reserved against in the Regions Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Regions Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.9 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by any Regions Company or any Affiliate thereof to GF pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to GF's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by any Regions Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of GF, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     6.10 Tax, and Regulatory Matters. No Regions Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Regions, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such Section 9.1(b).

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Covenants of Both Parties. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course,
(ii) preserve intact its business organizations and Assets and maintain its rights and franchises, and (iii) take no action which would materially adversely affect the ability of any Party to (a) obtain any Consents required for the transactions contemplated hereby, or (b) perform its covenants and agreements under this Agreement in all Material respects and to consummate the Merger; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

     7.2 Covenants of GF. Except as specifically contemplated or permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, GF covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of a duly authorized officer of Regions:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any GF Company; or

          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a GF Company to another GF Company) in excess of an aggregate of $100,000 (for the GF Companies on a consolidated basis) except in the ordinary course of the business of GF Companies consistent with past practices (which shall include, for GF, creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock held by any GF Company of any Lien or permit any such Lien to exist; or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any GF Company, or declare or pay any dividend or make any other distribution in respect of any GF Common Stock; provided that GF may (to the extent legally able to do so), but shall not be obligated to, declare and pay regular cash dividends on the GF Common Stock at a rate not in excess of $1.05 on an annualized basis, and in accordance with GF's most recent past practices for cash dividends as disclosed in Section 7.2(c) of the GF Disclosure Memorandum; or

          (d) except pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of GF Common Stock or any other capital stock of any GF Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any GF Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of GF Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any GF Subsidiary (unless any such shares of stock are sold or otherwise transferred to another GF Company) or any Assets having in the aggregate a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) acquire direct or indirect control over, or invest in equity securities of, any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by GF in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of any GF Company except as disclosed in Section 7.2(g) of the GF Disclosure Memorandum or as required by Law; pay any bonus except pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement and disclosed in Section 7.2(g) of the GF Disclosure Memorandum; enter into or amend any severance agreements with officers of any GF Company except as disclosed in Section 7.2(g) of the GF Disclosure Memorandum; grant any increase in fees or other increases in compensation or other benefits to directors of any GF Company; or

          (h) voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (i) except as disclosed in Section 7.2 of the GF Disclosure Memorandum, enter into or amend any employment Contract between any GF Company and any Person (unless such amendment is required by Law) that the GF Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (j) except as disclosed in Section 7.2 of the GF Disclosure Memorandum, adopt any new employee benefit plan or program of any GF Company or make any Material change in or to any existing employee benefit plans or programs of any GF Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (k) make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or GAAP; or

          (l) commence or settle any Litigation other than in accordance with past practice; provided that, except to the extent specifically reserved against in the GF Financial Statements dated prior to the date of this Agreement, no GF Company shall settle any Litigation involving any Liability of any GF Company for money damages in excess of $25,000 or restrictions upon the operations of any GF Company; or

          (m) except in the ordinary course of business, enter into or terminate any Material Contract or make any change in any Material lease or Contract.

     7.3 Covenants of Regions. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Regions covenants and agrees that: (i) it will not, without the prior written consent of a duly authorized officer of GF amend the Certificate of Incorporation or Bylaws of Regions, in each case, in any manner which is adverse to, and discriminates against, the holders of GF Common Stock; and (ii) it will continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Regions Common Stock and the business prospects to Regions.

     7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which is reasonably likely to cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and each Party shall deliver to the other Party copies of all such reports filed by such Party promptly after the same are filed. If financial statements are contained in any such reports filed with appropriate Regulatory Authorities, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC, will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 Registration Statement; Proxy Statement; Stockholder Approval. As soon as reasonably practicable after the execution of this Agreement, Regions shall file the Registration Statement with the SEC, provided GF has provided, on a reasonably timely basis, all information concerning GF necessary for inclusion in the Registration Statement, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under other applicable securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. GF shall promptly furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. GF shall call a Stockholders' Meeting, to be held within forty-five (45) days after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of (i) this Agreement and (ii) such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) GF shall mail the Proxy Statement to all of its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of GF shall recommend (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board) to its stockholders the approval of this Agreement, and (iv) the Board of Directors and officers of GF shall use their reasonable efforts to obtain such stockholders' approval (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board).

     8.2 Nasdaq/NMS Listing. Regions shall file with the NASD a notification for the listing on the Nasdaq/NMS relating to the proposed issuance of the shares of Regions Common Stock to be issued to the holders of GF Common Stock pursuant to the Merger.

     8.3 Applications. As soon as reasonably practicable after execution of this Agreement, Regions shall prepare and file, and GF shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Regions shall use all reasonable efforts to obtain the requisite Consents of all Regulatory Authorities as soon as reasonably practicable after the filing of the appropriate applications.

     8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions applicable to such Party referred to in Article Nine of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.5 Investigation and Confidentiality. (a) Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unreasonably with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) GF shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an acquisition transaction with GF to preserve the confidentiality of the information relating to GF provided to such parties.

     8.6 Press Releases. Prior to the Effective Time, GF and Regions shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel advises as necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.7 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no GF Company nor any Affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by any GF Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of GF's Board of Directors as advised in writing by counsel to such Board of Directors, no GF Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but GF may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations. GF shall promptly notify Regions orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. GF shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing.

     8.8 Tax Matters. The Parties agree to use their reasonable efforts to obtain written opinions of Alston & Bird LLP to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of GF Common Stock for Regions Common Stock will not give rise to gain or loss to the stockholders of GF with respect to such exchange (except to the extent of any cash received), and (iii) each of GF and Regions will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code ("Tax Opinions"). In rendering such Tax Opinions, counsel shall be entitled to rely upon representations of officers of GF and Regions reasonably satisfactory in form and substance to such counsel. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for Federal income tax purposes.

     8.9 Agreement of Affiliates. GF has disclosed in Section 8.9 of the GF Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of GF for purposes of Rule 145 under the 1933 Act. Except as disclosed in
Section 8.9 of the GF Disclosure Memorandum, GF shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time a written agreement, substantially in the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of GF Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.10 Employee Benefits and Contracts. Following the Effective Time, Regions shall provide generally to officers and employees of the GF Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.10), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of GF should be treated as service under Regions' qualified defined benefit plans,
(ii) service under any qualified defined contribution plans of GF shall be treated as service under Regions' qualified defined contribution plans, and
(iii) service under any other employee benefit plans of GF shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause GF and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.10 of the GF Disclosure Memorandum to Regions between any GF Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the GF Benefit Plans.

     8.11 Indemnification.  (a) Subject to the conditions set forth in paragraph
(b) below, for a period of six (6) years after the Effective Time, Regions shall indemnify, defend, and hold harmless each person entitled to indemnification from a GF Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted by Georgia Law and GF's Articles of Incorporation and Bylaws, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by GF is required to effectuate any indemnification, Regions shall cause GF to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) above, upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions or GF shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Regions or GF elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Regions or GF and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions or GF shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Regions shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction,
(ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) Regions shall not be liable for any settlement effected without its prior written consent; and provided further that GF shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     8.12 State Takeover Laws. Each GF Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, including Sections 14-2-1111 and 14-2-1132 of the GBCC.

     8.13 Articles of Incorporation Provisions. Each GF Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of

Incorporation, Bylaws, or other governing instruments of any GF Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any GF Company that may be directly or indirectly acquired or controlled by it.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Stockholder Approval. The stockholders of GF shall have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals. Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

          (f) Nasdaq/NMS Listing. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq/NMS.

          (g) Tax Matters. Each Party shall have received a copy of the Tax Opinions referred to in Section 8.8 of this Agreement. Each Party shall have delivered to the other a Certificate, dated as of the date of the Tax Opinion, signed by its duly authorized officers, to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such Party, presented to the legal counsel delivering the Tax Opinions were at the date of such presentation, true, correct, and complete, and are on the date of such Certificate, to the extent contemplated by the presentation, true, correct, and complete, as though such presentation had been made on the date of such Certificate.

     9.2 Conditions to Obligations of Regions. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of GF set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of GF set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of GF set forth in Sections 5.17, 5.18, and
     5.19 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of GF set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.17, 5.18, and 5.19) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on GF; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of GF to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied.

          (c) Certificates. GF shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by GF's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

          (d) Claims Letters. Each of the directors and officers of GF shall have executed and delivered to Regions letters in substantially the form of
     Exhibit 3 to this Agreement.

          (e) Legal Opinion. Regions shall have received a written opinion, dated as of the Effective Time, of counsel to GF, in substantially the form of Exhibit 4 to this Agreement.

          (f) Affiliate Agreements. Regions shall have received from each affiliate of GF the affiliates agreement referred to in Section 8.9 of this Agreement.

     9.3 Conditions to Obligations of GF. The obligations of GF to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by GF pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Regions set forth in Section 6.10 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.10) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. Regions shall have delivered to GF (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that, to the best knowledge of such officers, after due inquiry, the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, as appropriate, and the consummation of the transactions contemplated hereby, all in such reasonable detail as GF and its counsel shall request.

          (d) Legal Opinion. GF shall have received a written opinion, dated as of the Effective Time, of counsel to Regions, in substantially the form of
     Exhibit 5 to this Agreement.

                                   ARTICLE 10

                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of GF, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of GF; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of GF and Section 9.3(a) in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of GF and Section 9.3(a) of this Agreement in the case of Regions; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of GF and Section 9.3(a) in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of GF fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the Laws of the State of Georgia at the GF Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of GF or by the Board of Directors of Regions in the event that the Merger shall not have been consummated by March 31, 1998, in each case only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of GF and Section 9.3(a) in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement as the date after which such Party may terminate this Agreement.

     10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article Eleven and Section 8.5(b) of this Agreement shall survive any such termination, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. Each of the Support Agreements shall be governed by its own terms as to its termination.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles Two, Three, Four, and Eleven and Sections 8.9, and 8.11 of this Agreement.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "Affiliate" of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person, or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "Agreement" shall mean this Agreement and Plan of Merger, including each of the Support Agreements and the other Exhibits delivered pursuant hereto and incorporated herein by reference.

          "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "business combination" shall mean an acquisition of, merger or combination with, share exchange involving any class of voting stock of, sale of more than fifty percent (50%) of the consolidated assets by, or other business combination involving, or tender offer for or sale or issuance of any equity securities involving an acquisition by a third-party of more than fifty percent (50%) of the voting stock of, GF, other than the formation of a newly organized holding company for GF in which the shares of GF Common Stock are exchanged for shares of the holding company on a basis that does not cause the respective beneficial interests of each stockholder to change or transactions with a Regions Company.

          "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

          "Environmental Laws" shall mean all Laws which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Plan" shall have the meaning provided in Section 5.12 of this Agreement.

          "Exchange Agent" shall have the meaning provided in Section 4.1 of this Agreement.

          "Exchange Ratio" shall have the meaning provided in Section 3.1(c) of this Agreement.

          "Exhibits" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "GBCC" shall mean the Georgia Business Corporation Code.

          "GF Benefit Plans" shall have the meaning set forth in Section 5.13 of this Agreement.

          "GF Common Stock" shall mean the $1.00 par value common stock of GF.

          "GF Companies" shall mean, collectively, GF and all GF Subsidiaries.

          "GF Disclosure Memorandum" shall mean the written information entitled "GF Disclosure Memorandum" delivered prior to the date of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "GF Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of GF as of March 31, 1997 and as of June 30, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended March 31, 1997, and for each of the three fiscal years ended June 30, 1996, 1995, and 1994, included in the GF Disclosure Memorandum; (ii) the Thrift Financial Reports filed by the Griffin Federal, with its principal Regulatory Authority as of, and for the nine months ended, March 31, 1997 and as of, and for the year ended, June 30, 1996; and (iii) the Thrift Financial Reports filed by Griffin Federal, with its principal Regulatory Authority with respect to periods ended subsequent to March 31, 1997.

          "GF Subsidiaries" shall mean the Subsidiaries of GF, which shall include the GF Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of GF in the future and owned by GF at the Effective Time.

          "Griffin Federal" shall mean Griffin Federal Savings Bank, a federal stock savings bank and wholly-owned subsidiary of GF.

          "Hazardous Material" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., or any similar federal, state, or local Law.

          "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

          "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Knowledge" as used with respect to a Person shall mean the knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel (not including outside counsel), any assistant or deputy general counsel, or any senior or executive vice president of such Person.

          "Law" shall mean any code, law, ordinance, regulation, reporting, or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including, without limitation, those promulgated, interpreted, or enforced by any of the Regulatory Authorities.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including, without limitation, costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institutions, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, is likely to have a Material adverse impact on (i) the financial position, business, results of operations or prospects of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse effect" shall not be deemed to include the impact of
     (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

          "Merger" shall mean the merger of GF with and into Regions referred to in Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "Nasdaq/NMS" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "Participation Facility" shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

          "Party" shall mean either GF or Regions and "Parties" shall mean both GF and Regions.

          "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Proxy Statement" shall mean the proxy statement used by GF to solicit the approval of its stockholders of the transactions contemplated by this Agreement and shall include the prospectus of Regions relating to the shares of Regions Common Stock to be issued to the stockholders of GF.

          "Regions Common Stock" shall mean the $.625 par value common stock of Regions.

          "Regions Companies" shall mean, collectively, Regions and all Regions Subsidiaries.

          "Regions Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of December 31, 1996, and the related restated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1996, 1995, and 1994, as filed by Regions in SEC Documents and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1996.

          "Regions Subsidiaries" shall mean the Subsidiaries of Regions.

          "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by Regions under the 1933 Act in connection with the transactions contemplated by this Agreement.

          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "Stockholders' Meeting" shall mean the meeting of the stockholders of GF to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "Subsidiary" or collectively "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "Support Agreements" shall mean the various Support Agreements, each in substantially the form of Exhibit 1 to this Agreement.

          "Surviving Corporation" shall mean Regions as the surviving corporation resulting from the Merger.

          "Tax" or "Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, of any nature whatsoever, including interest, penalties, and additions imposed thereon or with respect thereto.

     11.2 Expenses. (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by GF or Regions, each of GF and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to, or shall, confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.9 and 8.11 of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of GF Common Stock, there shall be made no amendment decreasing the consideration to be received by GF stockholders without the further approval of such stockholders.

     11.6 Waivers. (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, vice chairman, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by GF, to waive or extend the time for the compliance or fulfillment by GF of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, GF, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of their obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of GF under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of GF.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

GF:                    GF BANCSHARES, INC.
                       327 West Taylor Street
                       Griffin, Georgia 30223
                       Telecopy Number:  (770) 229-3886
                       Attention: Ron J. Franklin
                                  Vice Chairman, President and
                                  Chief Executive Officer

Copy to Counsel:       WOMBLE CARLYLE SANDRIDGE & RICE PLLC
                       Suite 700
                       1275 Peachtree Street, NE
                       Atlanta, Georgia 30309
                       Telecopy Number:  (404) 888-7490
                       Attention: Steven S. Dunlevie

Regions:               REGIONS FINANCIAL CORPORATION
                       417 North 20th Street
                       Birmingham, Alabama 35203
                       Telecopy Number:  (205) 326-7571
                       Attention: Richard D. Horsley
                                  Vice Chairman and Executive Financial Officer
Copy to Counsel:       REGIONS FINANCIAL CORPORATION
                       417 North 20th Street
                       Birmingham, Alabama 35203
                       Telecopy Number:  (205) 326-7099
                       Attention:  Samuel E. Upchurch, Jr.
                                    General Counsel and Corporate Secretary

     11.9 Governing Law. Except to the extent the laws of the State of Georgia apply to the Merger, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                            GF BANCSHARES, INC.

        By: /s/ ROBERT H. CROSSFIELD                         By: /s/ RON J. FRANKLIN
--------------------------------------------       --------------------------------------------
            Robert H. Crossfield                                 Ron J. Franklin
                 Secretary                                   Vice Chairman, President
                                                           and Chief Executive Officer

[CORPORATE SEAL]

ATTEST:                                            REGIONS FINANCIAL CORPORATION

      By: /s/ SAMUEL E. UPCHURCH, JR.                       By: /s/ WILLIAM E. JORDAN
--------------------------------------------       --------------------------------------------
          Samuel E. Upchurch, Jr.                               William E. Jordan
            Corporate Secretary                                 Regional President

[CORPORATE SEAL]

                                LIST OF EXHIBITS

EXHIBIT
NUMBER     DESCRIPTION
-------    -----------
   1.      Form of Support Agreement. (sec. 11.1).
   2.      Form of agreement of affiliates of GF. (sec. 8.9).
   3.      Form of Claims Letter. (sec. 9.2).
   4.      Form of Opinion Letter of GF's Counsel. (sec. 9.2).
   5.      Form of Opinion Letter of Regions' Counsel. (sec. 9.3).

                                                                      APPENDIX B

                [THE ROBINSON-HUMPHREY COMPANY, INC. LETTERHEAD]

                                                                October   , 1997

Board of Directors
GF Bancshares, Inc.
327 West Taylor Street
Griffin, Georgia

Gentlemen:

     In connection with the proposed acquisition of GF Bancshares, Inc. ("Griffin") by Regions Financial Corporation ("Regions"), you have asked us to render an opinion as to whether the financial terms of the Merger, as provided in the Agreement and Plan of Merger (the "Merger"), dated as of May 28, 1997, as amended, among such parties (the "Merger Agreement"), are fair, from a financial point of view, to the stockholders of Griffin. Under the terms of the Merger, holders of all outstanding shares of Griffin stock will receive consideration equal to $18.00 of Regions Common Stock shares for each Griffin share held. The exchange ratio will be obtained by dividing $18.00 by the Average Closing Price, which is the average of the daily last sale prices for the shares of Regions Common Stock, as quoted on NASDAQ, for the ten (10) consecutive trading days ending at the close of trading on the last trading day immediately preceding the date of the Griffin Stockholders' Meeting.

     Our firm, as part of its investment banking business, is frequently involved in the valuation of securities as related to public underwritings, private placements, mergers, acquisitions, recapitalizations and other purposes.

     In connection with our study for rendering this opinion, we have reviewed the Merger Agreement, Griffin's financial results for fiscal years 1992 through 1996 and certain documents and information we deem relevant to our analysis. We have also held discussions with senior management of Griffin for the purpose of reviewing the historical and current operations of, and outlook for Griffin, industry trends, the terms of the proposed Merger, and related matters.

     We have also studied published financial data concerning certain other publicly traded thrifts which we deem comparable to Griffin as well as certain financial data relating to acquisitions of other thrifts that we deem relevant or comparable. In addition, we have reviewed other published information, performed certain financial analyses and considered other factors and information which we deem relevant.

     We have reviewed similar information and data relating to Regions including its historical financial statements for fiscal years 1992 through 1996.

     In rendering this opinion, we have relied upon the accuracy of the Merger Agreement, the financial information listed above, and other information furnished to us by Regions and Griffin. We have not separately verified this information nor have we made an independent evaluation of any of the assets or liabilities of Regions or Griffin.

     Based upon the foregoing and upon current market and economic conditions, we are of the opinion that, from a financial point of view, the consideration as provided in the Merger Agreement is fair to the stockholders of Griffin.

                                        Very truly yours,

                                        THE ROBINSON-HUMPHREY COMPANY, INC.

                                                                      APPENDIX C

                                CODE OF GEORGIA

             TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS

                        CHAPTER 2. BUSINESS CORPORATIONS

                         ARTICLE 13. DISSENTERS' RIGHTS

             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301 Definitions.

     As used in this article, the term:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

          (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302 Right to dissent.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

             (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

             (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (A) Alters or abolishes a preferential right of the shares;

             (B) Creates, alters, or abolishes a right in respect of redemption,

             including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

             (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

             (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303 Dissent by nominees and beneficial owners.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320 Notice of dissenters' rights.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321 Notice of intent to demand payment.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322  Dissenters' notice.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.

14-2-1323  Duty to demand payment.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324  Share restrictions.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325  Offer of payment.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5) A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326  Failure to take action.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327  Procedure if shareholder dissatisfied with payment or offer.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330  Court action.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331  Court costs and counsel fees.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332  Limitation of actions.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation of the Registrant provides:

         "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
     Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the Delaware General Corporation law empowers the Company to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

         "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Company has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.

ITEM 21.  EXHIBITS.

EXHIBIT
NUMBER                                                     DESCRIPTION
------         --------------------------------------------------------------------------------------------------------

  2.1   --     Agreement and Plan of Merger, dated as of May 29, 1997, by and between GF Bancshares, Inc. and
               Regions Financial Corporation  -- included as Appendix A to the Proxy Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation.
  4.2   --     By-laws of Regions Financial Corporation
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Bricker & Melton, P.A.
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville -- included in Exhibit 5.
 23.4   --     Consent of Alston & Bird -- included in Exhibit 8.
 23.5   --     Consent of The Robinson-Humphrey Company, Inc. -- to be filed by Amendment.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.




ITEM 22.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on this the 6th day of October, 1997.

                                          REGISTRANT:

                                          REGIONS FINANCIAL CORPORATION

                                               /s/ Richard D. Horsley
                                          BY: --------------------------------
                                                   Richard D. Horsley
                                               Vice Chairman of the Board and
                                                Executive Financial Officer

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Horsley and Samuel E. Upchurch, Jr. and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney- in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

      SIGNATURE                        TITLE                          DATE
-------------------------- ------------------------------       ----------------

/s/ J. Stanley Mackin
--------------------------  Chairman of the Board and           October  6, 1997
J. Stanley Mackin           Chief Executive Officer and
                                   Director

/s/ Richard D. Horsley
--------------------------  Vice Chairman of the Board and      October  6, 1997
Richard D. Horsley          Executive Financial Officer
                                   and Director


/s/ Robert P. Houston
--------------------------  Executive Vice President and        October  6, 1997
Robert P. Houston           Comptroller


/s/ Sheila S. Blair
--------------------------         Director                     October  6, 1997
Sheila S. Blair


--------------------------         Director
William B. Boles, Sr.


/s/ James B. Boone, Jr.
--------------------------         Director                     October  6, 1997
James B. Boone, Jr.
                                      II-5

/s/ Albert P. Brewer
----------------------       Director                           October 6, 1997
Albert P. Brewer


/s/ James S.M. French
----------------------       Director                           October 6, 1997
James S.M. French


/s/ Carl E. Jones, Jr.
----------------------       President and Chief Operating      October 6, 1997
Carl E. Jones, Jr.           Officer and Director


/s/ Olin B. King
----------------------       Director                           October 6, 1997
Olin B. King


/s/ Henry E. Simpson
----------------------       Director                           October 6, 1997
Henry E. Simpson


----------------------       Director
Lee J. Styslinger, Jr.


/s/ Robert J. Williams
--------------------------   Director                           October 6, 1997
Robert J. Williams

                               INDEX TO EXHIBITS

SEQUENTIALLY
EXHIBIT                                                                              NUMBERED
NUMBER                           DESCRIPTION                                           PAGE
-------        --------------------------------------------------------------------  --------
  2.1          -- Agreement and Plan of Merger, dated as of May 29, 1997, by and between GF Bancshares, Inc.and Regions Financial Corporation --
               included as Appendix A to the Proxy Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation.
  4.2   --     By-laws of Regions Financial Corporation.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Bricker & Melton, P.A.
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville -- included in
               Exhibit 5.
 23.4   --     Consent of Alston & Bird -- included in Exhibit 8.
 23.5   --     Consent of The Robinson-Humphrey Company, Inc. -- to be filed by amendment.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the
               registration statement.